    As filed with the Securities and Exchange Commission on October 9, 2002

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 26, 2002

                                 EDO CORPORATION
             (Exact name of Registrant as specified in its charter)

             NEW YORK                           3812                    11-0707740
   (State or Other Jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
of Incorporation or Organization)    Classification Code Number)   Identification No.)


                         60 EAST 42nd STREET, SUITE 5010
                               NEW YORK, NY 10165
                                  212.716.2000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

ITEM 2.  PLAN OF ACQUISITION.

      EDO Corporation, a New York corporation (the "Company"), is filing this Form 8-K/A to file certain financial statements and pro forma financial information relating to the acquisition (the "Acquisition") by EDO Reconnaissance and Surveillance Systems, Inc., a wholly-owned subsidiary of the Company, of substantially all of the assets of Condor Systems, Inc., a California corporation ("Condor"), and CEI Systems, Inc., a Delaware corporation (together with Condor, the "Sellers").

      The closing of the Acquisition occurred on July 26, 2002. The Company filed a Form 8-K reporting the Acquisition on August 5, 2002. As stated in the foregoing Form 8-K, the Company undertook to file within the period required by the Securities Exchange Act of 1934, as amended, the financial statements and pro forma financial information of the businesses of the Sellers so acquired. The Company is filing such financial statements and pro forma information with this report.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)   FINANCIAL STATEMENTS OF THE SELLERS.

            Audited Financial Statements of Condor Systems, Inc.
                  Report of Independent Auditors
                  Consolidated Balance Sheets at December 31, 2001 and 2000 Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999
                  Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999
                  Notes to Consolidated Financial Statements

             Unaudited Financial Statements of Condor Systems, Inc.
                  Condensed Consolidated Balance Sheets at June 30, 2002 and December 31, 2001
                  Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2002 and 2001
                  Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2002 and 2001
                  Notes to Condensed Consolidated Financial Statements

      (b)   PRO FORMA FINANCIAL INFORMATION.

            Introduction to Unaudited Pro Forma Combined Financial Statements Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2001
            Unaudited Pro Forma Combined Balance Sheet at June 29, 2002 Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended June 29, 2002
            Notes to Unaudited Pro Forma Combined Financial Statements

      (c)   EXHIBITS.

23.1  Consent of PricewaterhouseCoopers LLP, Independent Accountants

                         Report of Independent Auditors


To the Board of Directors and Shareholders of Condor Systems, Inc.:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable preferred stock and shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Condor Systems, Inc. and its subsidiaries at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses from operations and has experienced liquidity issues resulting in the filing of a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Court for the Northern District of California on November 8, 2001, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP
San Jose, California
April 5, 2002, except for Note 18
which is as of July 27, 2002

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      December 31,
                                                                                  2001            2000
ASSETS
Current assets:
            Cash and cash equivalents                                           $   8,368       $   4,597
            Restricted cash                                                            --           1,164
            Contract receivables, net                                              36,804          55,047
            Inventories                                                             2,319           4,374
            Deferred income taxes                                                      --           8,759
            Other current assets                                                    2,088           1,171
                                                                                ---------       ---------
                 Total current assets                                              49,579          75,112

Property and equipment, net                                                         6,944           7,718
Purchased technology rights, net of accumulated amortization
            of $2,656 and $1,251 in 2001 and 2000, respectively                     2,145           3,569
Deferred income taxes                                                                  --           3,291
Other assets, net                                                                   8,048           7,731
                                                                                ---------       ---------
                 Total assets                                                   $  66,716       $  97,421
                                                                                =========       =========

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
AND SHAREHOLDERS' DEFICIT
Current liabilities:
            Bank borrowings                                                     $  18,900       $  17,500
            Accounts payable                                                        3,357          12,507
            Accrued expenses                                                        9,931          17,267
            Customer contract advances                                              3,777           1,829
                                                                                ---------       ---------
                 Total current liabilities                                         35,965          49,103

Subordinated notes                                                                     --         100,000
Liabilities subject to compromise (Note 1)                                        129,281              --
                                                                                ---------       ---------
                 Total liabilities                                                165,246         149,103
                                                                                ---------       ---------
Commitments and contingencies (Notes 3 and 10)

Mandatorily redeemable preferred stock, no par value:
            Authorized: 10,000 shares
            Series A shares: 300 designated; 104 issued
               and outstanding in 2001 and 2000                                    11,446           9,656
                                                                                ---------       ---------

Shareholders' deficit:
            Common stock, par value $1.00:
            Authorized: 130,000 shares;
            Class A shares: 60,000 designated; 21,366 issued and
               outstanding in 2001 and 2000                                        22,184          22,387
            Class B shares: 10,000 designated; 2,551 issued and
               outstanding in 2001 and 2000                                         2,551           2,551
            Class C shares: 60,000 designated; 26,967 issued and
               outstanding in 2001 and 2000                                        26,949          26,949
            Class C common stock warrants                                           2,070           2,159
            Notes receivable for stock                                             (1,347)         (1,347)
            Deferred stock compensation                                              (302)           (773)
            Accumulated deficit                                                   (71,966)        (23,149)
            Distribution in excess of net book value                              (90,115)        (90,115)
                                                                                ---------       ---------
                 Total shareholders' deficit                                     (109,976)        (61,338)
                                                                                ---------       ---------

                 Total liabilities, mandatorily redeemable preferred stock
                   and shareholders' deficit                                    $  66,716       $  97,421
                                                                                =========       =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

CONDOR SYSTEMS, INC. -- DEBTOR IN POSSESSION
Consolidated Statements of Operations
(In Thousands)

                                                            YEARS ENDED DECEMBER 31,
                                                       ----------------------------------
                                                       2001           2000           1999

Contract revenues                                    $ 78,190       $ 97,852       $ 95,906

Costs and operating expenses:
 Contract costs                                        72,046         68,235         61,808
 Selling, general & administrative expenses            20,168         19,465         18,125
 Technology related costs:
  Research and development                              3,121          4,477          4,939
  Amortization of purchased technology                  1,405          1,226             25
 Other changes:
  Non-recurring severance costs                            --          2,031             --
  Recapitalization costs                                   --             --          8,754
  Restructuring and plant closure costs                    --             --            975
  Abandoned acquisition costs                              --             --            250
                                                     --------       --------       --------
                                                       96,740         95,434         94,876
                                                     --------       --------       --------

Operating (loss) income                               (18,550)         2,418          1,030

Reorganization items (Note 1)                          (1,846)            --             --
Interest income and other income (expense)                (86)           254            330
Interest expense                                      (14,727)       (16,053)       (12,121)
                                                     --------       --------       --------
Loss before income taxes and extraordinary item       (35,209)       (13,381)       (10,761)
Provision for (benefit from) income taxes              12,057         (4,782)         1,376
                                                     --------       --------       --------
Loss before extraordinary item                        (47,266)        (8,599)        (9,385)
Extraordinary loss on debt retirement, net
 of income tax benefit of $537 in 1999                     --             --         (3,652)
                                                     --------       --------       --------
Net loss                                             $(47,266)      $ (8,599)      $(13,037)
                                                     ========       ========       ========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
Consolidated Statements of Mandatorily Redeemable Preferred Stock and Shareholders' Deficit
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       MANDATORILY                                               CLASS C
                                                       REDEEMABLE                                                COMMON     NOTES
                                                     PREFERRED STOCK    PREFERRED STOCK        COMMON STOCK      STOCK    RECEIVABLE
                                                     SHARES   AMOUNT   SHARES      AMOUNT   SHARES     AMOUNT   WARRANTS  FOR STOCK
Balances, December 31, 1998                              -   $     -   11,000   $ 12,000    51,125   $ 15,410    $    -    $     -

Issuance of Class A common stock                         -         -        -          -    21,408     21,408         -          -
Issuance of Class B common stock                         -         -        -          -     2,551      2,551         -     (1,179)
Issuance of Class C common stock                         -         -        -          -    26,949     26,949         -          -
Reorganization and distribution to shareholders          -         -  (11,000)   (12,000)  (51,125)   (15,410)        -          -
Net loss                                                 -         -        -          -         -          -         -          -
                                                     -----   -------   ------   --------    ------   --------    ------    -------
Balances, December 31, 1999                              -         -        -          -    50,908     50,908         -     (1,179)

Issuance of mandatorily redeemable
    preferred stock                                    104     8,004        -          -         -          -     2,373       (168)
Accretion of mandatorily redeemable preferred
    stock dividends                                      -     1,438        -          -         -          -         -          -
Accretion for warrants issued with
    mandatorily redeemable preferred stock               -       214        -          -         -          -      (214)         -
Repurchase of Class A common stock                       -         -        -          -      (589)      (297)        -          -
Deferred stock compensation on grant of
    Class A restricted common stock                      -         -        -          -       589        589         -          -
Issuance of options to GTP                               -         -        -          -         -        729         -          -
Amortization of deferred stock compensation              -         -        -          -         -          -         -          -
Exercise of common stock warrants                        -         -        -          -        18          -         -          -
Cancellation of Class A common stock                     -         -        -          -       (42)       (42)        -          -
Net loss                                                 -         -        -          -         -          -         -          -
                                                     -----   -------   ------   --------    ------   --------    ------    -------
Balances, December 31, 2000                            104     9,656        -          -    50,884     51,887     2,159     (1,347)

Accretion of mandatorily redeemable preferred
    stock dividends                                      -     1,551        -          -         -          -         -          -
Accretion for warrants issued with
    mandatorily redeemable preferred stock               -       239        -          -         -          -      (239)         -
Amortization of deferred stock compensation              -         -        -          -         -       (203)        -          -
Issuance of common stock warrants with senior
    discount notes                                       -         -        -          -         -          -       150          -
Net loss                                                 -         -        -          -         -          -         -          -
                                                     -----   -------   ------   --------    ------   --------    ------    -------
Balances, December 31, 2001                            104   $11,446        -   $      -    50,884   $ 51,684    $2,070    $(1,347)
                                                     =====   =======   ======   ========    ======   ========    ======    =======

                                                                      RETAINED    DISTRIBUTIONS
                                                        DEFERRED      EARNINGS     IN EXCESS OF     TOTAL
                                                         STOCK      (ACCUMULATED    NET BOOK     SHAREHOLDERS'
                                                      COMPENSATION    DEFICIT)        VALUE        DEFICIT
Balances, December 31, 1998                            $    (138)   $     2,171     $(42,419)    $ (12,976)

Issuance of Class A common stock                               -              -            -        21,408
Issuance of Class B common stock                               -              -            -         1,372
Issuance of Class C common stock                               -              -            -        26,949
Reorganization and distribution to shareholders              138         (2,246)     (47,696)      (77,214)
Net loss                                                       -        (13,037)           -       (13,037)
                                                       ---------    -----------     --------     ---------
Balances, December 31, 1999                                    -        (13,112)     (90,115)      (53,498)

Issuance of mandatorily redeemable
    preferred stock                                            -              -            -         2,205
Accretion of mandatorily redeemable preferred
    stock dividends                                            -         (1,438)           -        (1,438)
Accretion for warrants issued with
    mandatorily redeemable preferred stock                     -              -            -          (214)
Repurchase of Class A common stock                             -              -            -          (297)
Deferred stock compensation on grant of
    Class A restricted common stock                         (589)             -            -             -
Issuance of options to GTP                                  (729)             -            -             -
Amortization of deferred stock compensation                  503              -            -           503
Exercise of common stock warrants                              -              -            -             -
Cancellation of Class A common stock                          42              -            -             -
Net loss                                                       -         (8,599)           -        (8,599)
                                                       ---------    -----------     --------     ---------
Balances, December 31, 2000                                 (773)       (23,149)     (90,115)      (61,338)

Accretion of mandatorily redeemable preferred
    stock dividends                                            -         (1,551)           -        (1,551)
Accretion for warrants issued with
    mandatorily redeemable preferred stock                     -              -            -          (239)
Amortization of deferred stock compensation                  471              -            -           268
Issuance of common stock warrants with senior
    discount notes                                             -              -            -           150
Net loss                                                       -        (47,266)           -       (47,266)
                                                       ---------    -----------     --------     ---------
Balances, December 31, 2001                            $    (302)   $   (71,966)    $(90,115)    $(109,976)
                                                       =========    ===========     ========     =========

The accompanying notes are an integral part of these consolidated financial statements.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
Consolidated Statements of Cash Flows
(IN THOUSANDS)

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                           2001          2000          1999
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                            $ (47,266)    $  (8,599)    $ (13,037)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization                                                       3,617         3,943         3,476
        Amortization of purchased technology                                                1,405         1,226            25
        Non-cash changes related to 1999 recapitalization                                       -             -         2,602
        Amortization of deferred compensation                                                 268           503             -
        Interest accretion on senior discount notes                                         1,021             -             -
        Deferred taxes                                                                     12,050        (5,931)           59
        Loss on disposal of property and equipment and intangible assets                      195             -             -
        Changes in assets and liabilities, net of effects of acquisition:
           Contract receivables                                                            18,243           578        (9,441)
           Inventories                                                                      2,055        (3,179)       (1,047)
           Other assets                                                                    (1,685)          324           (99)
           Accounts payable                                                                (1,072)       (1,061)        2,163
           Accrued expenses                                                                 2,943         3,799         1,337
           Income taxes payable                                                                 -         1,647        (2,790)
           Customer contract advances                                                       1,948           819        (4,282)
                                                                                        ---------     ---------     ---------
                Net cash used in operating activities                                      (6,278)       (5,931)      (21,034)
                                                                                        ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of SciComm                                                                      -        (4,900)       (3,553)
    Purchase of property and equipment                                                     (2,568)       (1,701)       (1,206)
    Maturity of restricted cash                                                             1,164         1,969         2,006
    Investment in restricted cash                                                               -        (1,164)            -
                                                                                        ---------     ---------     ---------
                Net cash used in investing activities                                      (1,404)       (5,796)       (2,753)
                                                                                        ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from sale of mandatorily redeemable preferred stock                                -        10,209             -
    Proceeds from sale of common stock                                                          -             -        43,321
    Repurchase of common stock                                                                  -          (297)            -
    Distributions to shareholders                                                               -             -       (70,742)
    Proceeds from long-term debt                                                                -             -       100,000
    Payments of debt issuance costs                                                             -             -        (7,630)
    Payments on long-term debt                                                                  -             -       (51,550)
    Payments on subordinated debt                                                               -             -        (5,000)
    Proceeds from revolving line of credit                                                 11,500        13,500        17,088
    Payments on revolving line of credit                                                  (10,100)      (13,088)            -
    Proceeds from issuance of senior discount notes and warrants                           10,053             -             -
                                                                                        ---------     ---------     ---------
                Net cash provided by financing activities                                  11,453        10,324        25,487
                                                                                        ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents                                        3,771        (1,403)        1,700

Cash and cash equivalents, beginning of year                                                4,597         6,000         4,300
                                                                                        ---------     ---------     ---------
Cash and cash equivalents, end of year                                                  $   8,368     $   4,597     $   6,000
                                                                                        =========     =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for interest                                                              $   8,738     $  15,634     $  11,587
                                                                                        =========     =========     =========
    Cash paid (refunded) for income taxes                                               $       -     $  (1,679)    $     815
                                                                                        =========     =========     =========
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Issuance of notes receivable for Series A mandatorily redeemable preferred stock    $       -     $     168     $       -
                                                                                        =========     =========     =========
    Issuance of common stock for notes receivable                                       $       -     $       -     $   1,179
                                                                                        =========     =========     =========


The accompanying notes are an integral part of these consolidated financial statements.

1. REORGANIZATION UNDER CHAPTER 11

Condor Systems, Inc. ("Condor" or the "Company") is a leading provider of technologically advanced signal collection and specialized electronic countermeasure products and systems in the electronic warfare industry. The Company supplies a complete line of integrated systems, subsystems and products that are used to intercept, identify, locate and analyze radar signals for a variety of military needs, including intelligence, reconnaissance, surveillance, precision targeting, situational awareness and threat warning.

On November 8, 2001, Condor and its wholly-owned subsidiary, Condor Electronics Inc. (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"). The Debtors' Chapter 11 cases are jointly administered for procedural purposes only and have been given separate case numbers (Condor Systems, Inc., Case No. 01-55472-JRG and Condor Electronics, Inc., Case No. 01-55473-JRG). The issue of substantive consolidation of the Debtors has not been addressed. The Debtors are currently operating their business as debtors-in-possession pursuant to the Bankruptcy Code. Pursuant to the Bankruptcy Code, actions to collect prepetition indebtedness of the Debtors and other contractual obligations of the Debtor are generally stayed by the automatic stay of Chapter 11 U.S.C Section 362. In addition, under the Bankruptcy Code, the Debtors may assume or reject executory contracts and unexpired leases. Additional prepetition claims may arise from such rejections.

Under the Bankruptcy Code, postpetition liabilities and prepetition liabilities must be satisfied before shareholders can receive any distribution. The ultimate recovery of shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the preferred or common stock in the bankruptcy proceeding. At this time, the Debtors' proposed Chapter 11 plan cancels all existing equity, which shall not receive a distribution under the proposed plan.

The Debtors received approval from the Bankruptcy Court to pay or otherwise honor certain of their prepetition obligations, including but not limited to employee wages. In addition, the Bankruptcy Court authorized the Company to maintain its employee benefit programs.

At December 31, 2001, the Company had $8,368 in cash. The Company will incur significant costs associated with the reorganization. The amount of these expenses, which are being expensed as incurred, is expected to significantly affect future results. Currently, it is not possible to predict the length of time the Company will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interest of the various creditors and security holders.

LIABILITIES SUBJECT TO COMPROMISE

Claims against the Debtors in existence prior to the filing of the petitions for Chapter 11 reorganization relief are reflected on the Company's consolidated balance sheet at December 31, 2001 as liabilities subject to compromise, except those claims that are expected not to be subject to compromise. Claims secured by the Debtors' assets are stayed, although the holders of such claims have the right to move the court for relief from the stay. The Company has received approval from the Bankruptcy Court to pay or otherwise honor certain of our pre-

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

petition obligations, including employee wages for continuing employees. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, or other events. Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and disputed claims may become allowed pursuant to determination by the court, or agreement by parties-in-interest. There may be differences between what the Debtors believe to be the amount of claims as reflected in the liabilities subject to compromise balance below and the amounts claimed by the Debtors' creditors. Litigation, including significant litigation, may be required to resolve such disputes.

On November 8, 2001, the Company was subject to legal proceedings and claims in the ordinary course of business (see the Litigation section of Note 3, Contingencies, Risks and Uncertainties). The commencement of the bankruptcy proceedings triggered an automatic stay of these legal proceedings and claims. The automatic stay generally bars the commencement or continuation of proceedings, actions or efforts to collect upon pre-petition claims against the Company.

The following represents the components of liabilities subject to compromise as of December 31, 2001:



Accounts payable                              $  8,078
Other payables                                   1,054
Accrued vacation                                 3,024
Subordinated notes (Note 8)                    106,201
Senior discount notes (Note 9)                  10,924
                                              --------

                                              $129,281
                                              ========


REORGANIZATION ITEMS

Income, expenses, gains and losses resulting from the reorganization and restructuring of the business while in bankruptcy are reported separately from operations as reorganization items in accordance with the AICPA's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). The Company's reorganization items consist primarily of professional fees directly related to the Chapter 11 filing of approximately $1,381 and financing costs of approximately $465 related to the Company's Debtor-in-Possession Credit Agreement (see Note 7, Bank Borrowings).

The Company had negative cash flows from operations of $5,407 and a consolidated net loss of $47,266 for the year ended December 31, 2001. In addition, the Company had an accumulated deficit of $71,966 at December 31, 2001. Performance issues and significant cost overruns on certain large, fixed price contracts adversely affected the Company's operating results and liquidity for the year ended December 31, 2001. The significantly reduced profitability, coupled with schedule delays (hence billing delays for milestones or completed shipments) created cash shortages that the Company was unable to overcome to meet both operating needs and debt service requirements, which resulted in the Company filing for Chapter 11 bankruptcy protection.

The Company's Chapter 11 filing raises substantial doubt about its ability to continue as a going concern. Continuing on a going concern basis is dependent upon, among other things, the

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Company's formulation of an acceptable plan of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company's obligations. The consolidated financial statements do not reflect: (a) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (b) aggregate prepetition liability amounts that may be allowed for claims or contingencies, or their status or priority; (c) the effect of any changes to the Company's capital structure or in the Company's business operations as the result of an approved plan of reorganization; or (d) adjustments to the carrying value of assets or liability amounts that may be necessary as the result of actions by the Bankruptcy Court. The Company's accompanying consolidated financial statements as of December 31, 2001 have been presented in conformity with SOP 90-7. The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the ordinary course of business and do not reflect adjustments that might result if the Company is unable to continue as a going concern.

BASIS OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated.

1999 RECAPITALIZATION

In April 1999, the Company consummated a recapitalization and merger in which it was acquired by DLJ Merchant Banking Partners II, L.P. (a subsidiary of CS First Boston) and related entities ("DLJ"), Behrman Capital II, L.P. and related entities ("Behrman") and Global Technology Partners, LLC ("GTP") for approximately $144,000, including debt refinanced and related fees and expenses. The transaction has been accounted for as a recapitalization (the "1999 Recapitalization"), and accordingly, no change in the accounting basis of the Company's assets or liabilities was made. The amount of cash paid and securities issued to the shareholders of the Company exceeded the Company's net assets on the date of the transaction and this excess has been recorded in the equity section as distribution in excess of net book value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, contract receivables and accounts payables approximate their fair values given their short maturities. The carrying value of the debtor-in-possession credit facility approximates fair value as the facility bears a floating rate of interest expressed in relation to the Euro dollar rate. Consequently, the cost of this instrument always approximates the market cost of borrowing for an equivalent maturity and risk class. The liabilities subject to compromise under Chapter 11 proceedings are not actively traded on any financial market, nor, given their nature, is there a reliable financial model available for determining their fair value. Consequently, it is considered impracticable to estimate the fair value of these financial

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

instruments.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at the date of purchase. Substantially all of the Company's cash and cash equivalents are deposited with a single bank.

INVENTORIES

Inventoried costs related to government and commercial long-term contracts are composed of the direct costs of manufacturing, engineering, tooling and allocated overhead costs. These overhead costs include general and administrative expenses that are allowable in accordance with government procurement practices. Inventories are stated at the lower of average cost or market.

The Company's inventories include high-technology materials that may be specialized in nature or subject to rapid technological obsolescence. While the Company has programs to minimize the required inventories on hand and considers technological obsolescence in estimating reserves to reduce recorded amounts to their estimated net realizable values, such estimates could change in the future.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated on a straight-line basis over their expected useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the asset or the lease term, if shorter. The Company's policy is to regularly review the carrying amount of specialized assets and to evaluate the remaining life and recoverability of such equipment in light of current market conditions.

PURCHASED TECHNOLOGY RIGHTS

Purchased technology rights for which technological feasibility has not been established and that have no alternative future uses are charged to operations when acquired. Purchased technology rights for which technological feasibility has been established are amortized to operations over the estimated useful life of the products or the related programs, which is two to four years.

OTHER ASSETS

Other assets include approximately $7,971 and $7,551 of deferred financing costs as of December 31, 2001 and 2000, respectively. These costs were being amortized using the effective interest method over the term of the related notes. Effective from November 8, 2001, the date of filing, the Company ceased amortizing the deferred financing costs. Had the Company continued to amortize the deferred financing costs through December 31, 2001, this would have resulted in an increase in reported interest expense of approximately $86.

LONG-LIVED ASSETS

The Company assesses potential impairments to its long-lived assets, including identifiable intangibles and goodwill, when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely and the carrying amount of the asset exceeds the expected future undiscounted cash flows. When the carrying amount of the asset exceeds the expected future undiscounted cash flows, an impairment loss is recognized to

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

reduce the asset's carrying amount to its estimated fair value based on the present value of the estimated expected future cash flows from the use of the asset and its eventual disposition.

COMPREHENSIVE LOSS

Comprehensive income includes the Company's net losses and other changes in equity during the period from non-owner sources. For the years ended December 31, 2001, 2000 and 1999, there are no material differences between comprehensive loss and net loss.

CONTRACTS AND CONTRACT REVENUE RECOGNITION

Most of the contracts into which the Company enters are fixed price. This means that the Company is exposed to cost overruns if it encounters difficulties in meeting the contractual delivery schedule or technical specifications for its systems or experiences variances in its actual costs from its estimates. Conversely, the Company benefits from any cost under runs if it experiences positive variances in its actual costs from its estimates or encounters less difficulties than expected in meeting the contractual delivery schedule or technical specifications.

Revenues for long-term contracts are accounted for under the percentage of completion (cost-to-cost) method. Revenue from U.S. and other foreign government contracts include estimates of reimbursable overhead and general and administrative expenses, which in certain instances are subject to final determination by the government upon project completion. The Company has settled its overhead rates with the Defense Contract Audit Agency for all periods through December 31, 1995. The Company believes its receivables are stated at their net values to be realized upon final settlement of all open years, which are 1996 through 2001.

Under the percentage of completion (cost-to-cost) method, all contract costs are charged to operations as incurred and revenues are recognized based on costs incurred plus the estimated contract profit margins. These estimated contract profit margins are determined on a contract-by-contract basis based on the Company's estimates of total revenue and cost at completion for each contract. Revisions in contract revenue and cost estimates are reflected in the accounting period when known. Provisions for the entire amount of estimated losses on uncompleted contracts are made in the period in which such losses are identified.

Change orders are modifications of an original contract that effectively change the provisions of the contract. They may be initiated by either the Company or the customer. Change order work may be performed prior to approval of the change order by the customer. The Company includes change orders in its contract revenue and cost estimates when such change orders are awarded. Claims for additional contract revenue are recognized if it is probable that the claim will result in additional revenue and the amount can be reliably estimated.

RESEARCH AND DEVELOPMENT

Research and development expenditures are charged to operations as incurred.

INCOME TAXES

Income taxes are recorded using the liability method in accordance with the Financial Accounting Standards Board ("FASB") Statements of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that the Company will not realize the benefit of the deferred tax assets.

STOCK-BASED COMPENSATION

The company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"). The Company accounts for equity instruments issued to non-employees in accordance with the fair value provisions of SFAS No. 123.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to previously reported amounts in the consolidated financial statements in order to conform to the current presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," and No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for under a single method -- the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment upon initial adoption and on an annual basis going forward. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. The Company's adoption of SFAS 142 on January 1, 2002 did not have a material effect on the financial position or results of operations of the Company.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS 144 supercedes FASB Statement No. 121 and APB 30; however, it retains the requirement of APB 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in a distribution to owners) or is classified as held for sale. SFAS 144 also addresses financial accounting and reporting for the impairment of certain long-lived assets and for long-lived assets to be disposed of. The Company's adoption of SFAS 144 on January 1, 2002 did not have a material effect on the financial position and results of operations of the Company.

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

3. CONTINGENCIES, RISKS AND UNCERTAINTIES

CHAPTER 11 FILING

As discussed above in Note 1, Reorganization Under Chapter 11, continuity of the Company's operations, realization of assets and liquidation of liabilities are subject to significant uncertainty as a result of the Company's Chapter 11 filing. Continuing on a going concern basis is dependent upon, among other things, the Company's formulation of an acceptable plan of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company's obligations. Although Condor's management believes that the Company will have sufficient cash on hand to finance operations while operating under Chapter 11, including supporting our post-petition trade and employee obligations, a prolonged bankruptcy court process or the unsuccessful renegotiation of agreements could ultimately result in the operational and/or administrative insolvency of the Company. These and other uncertainties inherent in the bankruptcy proceedings and related restructuring process could have a material adverse affect on the Company's operations and liquidity.

REVENUE

As outlined above in the Contracts and Contract Revenue Recognition section of
Note 2, Summary of Significant Accounting Policies, the Company's revenue for fixed price contracts is recognized on the percentage of completion basis. Consequently, revenue and gross margin for each reporting period is determined on a contract-by-contract basis by reference to estimates of expected costs to be incurred to complete each project. These estimates include provisions for known and anticipated cost overruns, if any exist or are expected to occur. These estimates are subject to revision in the normal course of business, and such revisions may result in fluctuations in reported revenues and income/(losses).

The risks of performing under long-term fixed price contracts include the difficulty of accurately forecasting costs and delivery schedules for events more than a year in the future and attaining contract revenues that are related to performance in accordance with contract specifications. In addition, the possibility of material obsolescence in connection with long-term procurements often causes increased engineering costs to rectify the obsolescence. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce profitability or cause a loss. In 2001, Condor made increases in cost estimates that totaled approximately $24,000 for these types of issues. As Condor's business has evolved from individual products to complex systems requiring sophisticated software development, it is increasingly exposed to the risks with software development, including time delays and unplanned costs. It is not uncommon to experience increased costs involved in the test and integration phase (which occurs late in the program) during which the various hardware and software elements are first brought together to perform as a system. For example, during 2001 Condor made significant upward revisions to its cost estimates on several large development and production programs totaling approximately $19,500 (included in the $24,000 noted above) for these reasons. These programs involved significantly more complex software development efforts than Condor's prior programs and also involved several instances of increased engineering costs due to obsolescence or other material problems.

GOVERNMENT OVERSIGHT

As a government contractor, the Company is subject to government oversight. The U.S. Government routinely audits and reviews the Company's business and accounting practices,

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

proposals, contract performance and cost accounting. If it is determined that the Company did not comply with the U.S. Government procurement regulations and practices, the Company could be subject to claims, fines or be suspended from bidding on new government contracts. Historically, the Company has been in compliance with the U.S. Government procurement regulations and practices and has successfully defended its actions or settled any claims, fines or inquiries without material adverse effect to the Company's business and financial results or condition.

As of December 31, 2001, the U.S. Government is claiming adjustments in an aggregate amount of $974 for four contracts. Condor has responded to these claims and is working with the U.S. Government to resolve these matters and believes that the resolution of these claims will not have a material adverse effect on its financial condition, cash flows, and results of operations. In addition, under U.S. Government purchasing regulations, some of Condor's costs, including certain financing costs, portions of research and development costs and certain marketing expenses may not be reimbursable under U.S. Government contracts. Many of Condor's products and systems require licenses from U.S. Government agencies for export from the United States, and some products are not permitted to be exported. Condor may from time to time suffer delays in obtaining awards on account of delays in obtaining an export license.

CONCENTRATIONS

As discussed in Note 16, Segment Information, the Company operates in a single industry segment encompassing the electronic intelligence, electronic support measures, electronic counter measures and threat warning market niches in the electronic warfare industry. This industry is closely tied to the military defense budgets of the U.S. Government and its allies. Any significant changes in the funding of certain programs, platforms or the overall level of the military defense budgets or the programs could adversely impact the Company. In addition, the international markets are subject to additional risks including political instability, restrictive trade policies and U.S. export laws and regulations.

Historically, the U.S. Government, including various agencies and the military sector, has accounted for a significant portion of Condor's contract revenues. Approximately 62% and 57% of contract revenues in 2001 and 2000, respectively, were to the U.S. Government or to prime contractors that identified the U.S. Government as the ultimate purchaser. Condor's customers include all of the U.S. intelligence agencies and military services, the major domestic prime contractors, numerous other defense contractors worldwide and many foreign governments.

Condor's primary international government customers consist of various agencies within the governments of Australia, Japan, Norway, Sweden and Taiwan.

SOURCES AND AVAILABILITY OF RAW MATERIALS

Since Condor out sources most of the manufacturing of subassemblies, in many cases the Company does not use significant amounts of raw materials. Condor purchases manufactured component parts for its assemblies from various suppliers. Condor is not dependent on any one supplier and maintains back-up suppliers for all critical components. However, any delay in Condor's ability to obtain necessary component parts may affect its ability to meet customer production needs.

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

CONTRACT DELINQUENCIES

As of December 2001, Condor was delinquent with deliveries on three major domestic contracts and two major international contracts. All of Condor's customers that were affected by the delinquencies have been in discussion with Condor to negotiate delivery date changes. No cure notices were provided by any customers and all delivery extensions will either be handled with no cost contract modifications or some form of consideration for the extension which is reasonable and customary for such transactions. Although Condor's management does not expect the impact of such delinquencies to be material to the Company's financial position, cash flows or results of operations, no assurances can be provided that customers affected by the contract delinquencies will not assert their rights, primarily monetary penalties, under the contracts and that these rights, if asserted, will not have a material adverse effect on the financial condition of the Company.

LITIGATION

The commencement of the Company's bankruptcy proceedings on November 8, 2001, triggered an automatic stay of existing legal proceedings and claims. The automatic stay bars the commencement or continuation of any proceedings, action or effort to collect upon any prepetition claim against the Company.

On April 18, 2001, Condor was served a subpoena to provide information relevant to technical data supplied in response to a request for proposal from South Korea and in response to two requests for proposals from Sweden. The subpoena arose out of a grand jury proceeding which i investigating potential violations of International Traffic and Arms Regulations. Condor is fully cooperating with the applicable authorities. Condor has retained attorneys in this matter. While there is significant uncertainty as to the ultimate outcome of this matter, Condor's management does not expect the results of this investigation will have a material adverse effect on the Company's financial position, cash flows, or results of operations.

Condor is a party to other legal proceedings, consisting of ordinary routine litigation incidental to its business, none of which, in the opinion of management, is expected to have a material adverse effect on Condor's results of operation or financial position.

4. ACQUISITIONS

In February 2000, the Company acquired substantially all the assets of Andrew SciComm, Inc. ("SciComm"), a subsidiary of the Andrew Corporation, for a purchase price of $4,900 plus an additional $1,100 upon receipt of export licenses for two international contracts. In addition, the seller was entitled to royalty payments equal to 5% of the annual contract payments received in excess of $8,000 during 2000 and 2001. Royalty payments in 2001 were not material and were charged to contract costs. The SciComm operating results have been included in the Company's financial statements since March 2000.

The allocation of the purchase price to assets acquired and liabilities assumed is as follows:

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

Purchased technology rights                  $ 3,106
Inventories                                    1,906
Property and equipment                         2,000
Accrued liabilities                           (1,012)
                                             -------
                                             $ 6,000
                                             =======


In connection with the acquisition of SciComm, the Company had deposited $1,164 in an escrow account with a bank pending award of certain contracts. This deposit was disclosed as restricted cash in the accompanying consolidated financial statements in 2000 and was settled in October 2001.

In October 1999, the Company acquired substantially all of the assets of Signal Sciences, Inc. ("Signal Sciences"), a subsidiary of Allen Telecom, for a purchase price of $1,400 plus a minimum of $300 in royalty payments on future contract revenues in 2000 and 2001 related to certain purchased technology rights. Royalty payments in excess of the minimum will be charged to operations as contract revenues are recognized from the purchased technology rights. The Signal Science operating results have been included in the Company's financial statements since November 1999.

In June 1999, the Company acquired the electronic warfare product line from ARGOSystems, Inc. ("ARGOSystems"), a subsidiary of the Boeing Corporation, for a purchase price of $2,000. The ARGOSystems electronic warfare product line operating results have been included in the Company's financial statements since July 1999.

The allocation of the purchase price to assets acquired and liabilities assumed for the acquisitions of ARGOSystems and Signal Sciences were as follows:


Property and equipment                        $ 4,177
Purchased technology rights                     1,714
Contract receivables                            1,004
Inventories                                       398
Other current assets                              214
Customer contract advances                     (1,348)
Accrued liabilities                            (2,606)
                                              -------
                                              $ 3,553
                                              =======


The Company paid cash for these acquisitions and the acquisitions were accounted for using the purchase method of accounting. The amounts allocated to purchased technology were determined based on the income approach that represents future cash flows discounted at a rate of return that is commensurate with inherent risk and expected growth.

As these acquisitions are not considered significant business combinations, pro forma financial information is not presented.

5. CONTRACT RECEIVABLES, NET

Contract receivables are net of allowances for doubtful accounts of $328 and $179 at

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

December 31, 2001 and 2000, respectively. Contract receivables, net, are summarized as follows:

                                                            DECEMBER 31,
                                                            ------------
                                                         2001         2000
                                                         ----         ----
Unreimbursed costs and accrued profits to be billed     $17,868     $40,618
Prime U.S. Government contractors and foreign
governments                                              12,294       5,060
U.S. Government                                           6,642       9,369
                                                        -------     -------
                                                        $36,804     $55,047
                                                        =======     =======


Unreimbursed costs and accrued profits to be billed represent revenues recognized for which billings have not been presented. Included within Prime U.S. Government contractors, foreign governments and U.S. Government contract billed receivables are contract retentions in the amount of $622 for 2001 and $878 for 2000. Such retention amounts are expected to be collected beyond one year. The retention amounts are classified as a current asset consistent with industry practice.

All of Condor's U.S. Government contracts allow the company to charge 90% of its costs to the customer as such costs are incurred and receive progress payments for those billed costs. Condor receives the remainder of its costs and all of its profit as it completes the delivery of products under the contract. With respect to international contracts, Condor typically receives one or more advance payments from international customers during the initial phase of the contract. The advance payments are recorded as liabilities on Condor's balance sheet as customer contract advances and reduced as work is performed. Condor generally provides letters of credit to guarantee its performance of the contracts. The customer may draw down on the letters of credit if Condor defaults on the contract. As Condor reaches performance-based milestones negotiated in the contracts, the letters of credit are reduced by negotiated amounts. Condor receives the remaining contract payments as it meets the remaining delivery milestones specified in the contract.

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

6.   BALANCE SHEET COMPONENTS

                                                                     DECEMBER 31,
                                                                ---------------------
                                                                  2001         2000
                                                                --------     --------
INVENTORIES:
  Raw materials                                                 $    854     $  2,609
  Work in progress                                                 1,465        1,765
                                                                --------     --------
                                                                $  2,319     $  4,374
                                                                ========     ========
PROPERTY AND EQUIPMENT, NET:
  Manufacturing and office equipment                            $ 15,641     $ 13,278
  Test equipment                                                  14,183       14,364
  Leasehold improvements                                           1,035        2,397
                                                                --------     --------
                                                                  30,859       30,039
  Less:  Accumulated depreciation and amortization               (23,915)     (22,321)
                                                                --------     --------
                                                                $  6,944     $  7,718
                                                                ========     ========

OTHER ASSETS, NET:
   Deposits                                                     $     77     $    180
   Deferred financing costs, net of accumulated amortization
     of $1,188 and $737 in 2001 and 2000, respectively             7,971        7,551
                                                                --------     --------
                                                                $  8,048     $  7,731
                                                                ========     ========

                                                                   DECEMBER 31,
                                                               ------------------
                                                                2001        2000
                                                               -------    -------
ACCRUED EXPENSES:
   Accrued salaries and employee benefits                      $   557    $ 6,704
   Accrued interest                                                312      1,979
   Accrued warranty                                                614      2,083
   Accrued liability for SciComm acquisition                        --      1,161
   Contract loss reserve                                         4,488        851
   Other                                                         3,960      4,489
                                                               --------   -------
                                                               $ 9,931    $17,267
                                                               ========   =======

7.       BANK BORROWINGS

         The Company was not in compliance with the covenants of its existing credit facility at December 31, 2000. The Company renegotiated the covenants in April 2001, and subsequently became in default of the revised covenants. In November 2001, this credit facility was replaced when the Company entered into a Debtor-in-Possession Credit Agreement and Adequate Protection Stipulation with the same lender. This revolving credit facility (the "DIP facility") has a total borrowing capacity of $60,000 that provides for loans and letters of credit and has a

The accompanying notes are an integral part of these consolidated financial statements.

         termination date of the earliest of (i) June 7, 2002, (ii) the effective date of a plan of reorganization in the Debtors' Chapter 11 Cases, (iii) the date of distributions to any class of creditors, equity holders or other claimants under any plan of reorganization in the Debtors' Chapter 11 Cases, (iv) the date of termination in whole of the Commitments pursuant to Section 8 of the DIP Credit Agreement, (v) the date that is 15 days after the Petition Date, if neither the Interim Borrowing Order nor the Final Borrowing Order has been entered by the Court by such date, and (vi) the date that is 45 days after the petition Date if the Final Borrowing Order has not been entered by the Court by such date. Through December 31, 2001, the loans under the revolving credit facility bore interest, at the Company's option, at
         (i) if a Base Rate Loan, then at the sum of the Base Rate plus 2.75% per annum, increasing to 3.25% per annum on and after March 8, 2002, or
         (ii) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus 4.00% per annum, increasing to 4.5% per annum on and after March 8, 2002. At December 31, 2001, the Company had existing Eurodollar loans of $7,000 at 5.83% and $11,900 at 5.74%. The standby and performance letter of credit fees are 4.00% per annum and the commitment fee on the unused portion of the revolving credit facility is 2.00% per annum.

         Loans outstanding under the DIP facility aggregated $18,900 at December 31, 2001. The Company had additional loan availability of approximately $10,677 at December 31, 2001.

         Letters of credit outstanding under the DIP facility aggregated $30,423 at December 31, 2001. Letters of credit relate to staged standby letter of credit commitments for several of the Company's contracts in favor of customers. Typically, increases to the standby letter of credit commitments correspond to advance payments paid to the Company by certain foreign customers and decreases correspond to the completion of contractual milestones. Upon completion of the contracts, including the warranty period for certain contracts, the requirement to maintain the standby letter of credit commitments terminates.

         The obligations under the DIP facility are guaranteed by all of the Company's existing and future domestic subsidiaries. They are also collateralized by substantially all of the Company's assets, including a pledge of the majority of the voting capital stock of the Company's foreign subsidiaries. The Company is required to maintain certain financial and nonfinancial covenants. Covenants include restrictions on additional borrowings and operating leases, certain stock transactions and dividends, as well as capital expenditures.

8.       SUBORDINATED NOTES

         In connection with the 1999 Recapitalization, the Company issued an aggregate of $100,000 of 11 7/8% Series A senior subordinated notes that are due in full in May 2009. These notes are general, unsecured obligations of the Company that are junior to the revolving credit facility and any other senior indebtedness. Interest payments are due semi-annually in May and November. The Company is in default of the $5,938 interest payment which was due on November 1, 2001. Effective November 8, 2001, the date of the Chapter 11 filing, the Company ceased accruing interest on the notes. Had the Company continued to accrue interest on the notes through December 31, 2001, this would have resulted in an increase in reported interest expense on the consolidated statement of operations for the year ended December 31, 2001 of approximately $1,715. At December 31, 2001, the notes and the accrued interest on the notes through November 8, 2001 are presented within liabilities subject to compromise on the consolidated balance sheet.

The accompanying notes are an integral part of these consolidated financial statements.

         While the notes are due in full in 2009, under certain circumstances, the Company may redeem the notes in whole or in part prior to then. Prior to May 2002, the Company may redeem up to 35% of the notes at a redemption price of $111.875, with the net cash proceeds from public equity offerings. Subsequent to May 2004, the Company may redeem the notes in whole or in part at an initial redemption price of $105.938 that reduces annually to $100 in 2007 and thereafter.

         The note holders may require the Company to purchase the notes in whole or in part at a redemption price of $101 if there is a change in control as defined in the Agreement and Plan of merger, dated March 8, 1999. This requirement is subject to bank consent or repayment of all amounts outstanding under the revolving credit facility.

         The notes are fully and unconditionally guaranteed on a senior subordinated basis by one of the Company's domestic wholly owned subsidiaries, CEI Systems, Inc. The terms of the indenture restrict the Company's ability, under certain circumstances, to incur additional indebtedness or leases, create liens, pay dividends, purchase or redeem capital stock, make certain restricted investments or sell assets or effect a merger or consolidation. In 2000, the Company registered a Series B senior subordinated note under the Securities Act of 1933. The Series A senior subordinated notes were then exchanged for Series B senior subordinated notes.


9.       SENIOR DISCOUNT NOTES

         On April 12, 2001, the Company issued 15% senior discount notes to Donaldson, Lufkin & Jenrette Merchant Banking Partners ("DLJMB") and Behrman Capital LP ("Behrman") for gross proceeds of $10,053. The Company incurred issuance costs of approximately $871 in connection with this financing and the amendment to the revolving credit facility. The notes are due on April 1, 2011. Under the terms of the notes, no interest will be paid prior to April 1, 2005. The issue price is $536 for each note with a principal maturity value of $1,000. The issue price will be accreted to the principal maturity value with periodic charges to interest expense through April 1, 2005. Interest is to be paid in cash semiannually in arrears on April 1 and October 1 in each year commencing on October 1, 2005. Proceeds from the senior discount notes were used to pay down the balance under the revolving credit facility.

         The Company may redeem the notes at any time after March 31, 2005 at 107.5% of the Accreted Value. This percentage decreases ratably until March 31, 2008. After March 31, 2008, the Company may redeem the notes at the accreted value. The notes may be redeemed at the option of the holder in the event of a change of control and in certain other circumstances. Repayment of the principal and interest is unconditionally guaranteed by CEI Systems, Inc., a subsidiary of the Company.

         In connection with the issuance of the senior discount notes, the investors also received warrants to purchase 21,670 shares of Class C common stock at an exercise price of $.01 per share. The warrants have a term of 10 years. The estimated fair value of the warrants of $150 was charged to interest expense. The fair value of the warrants was calculated using a fair value of common stock of $0.01 per share, term of 10 years and volatility of 50%. In accordance with the provisions of the Investor's Agreement the Company also offered to the required list of management investors (not associated with Behrman or DLJ) an opportunity to purchase senior discount notes of the same expiration date and terms. None of these individuals purchased these

The accompanying notes are an integral part of these consolidated financial statements.

         notes and no further capital was raised.

         Effective from November 8, 2001, the date of the Chapter 11 filing, the Company ceased accreting interest on the senior discount notes. Had the Company continued to accrete interest on the senior discount notes through December 31, 2001, this would have resulted in an increase in reported interest expense on the consolidated statement of operations for the year ended December 31, 2001 of approximately $387. At December 31, 2001, the senior discount notes and the accreted interest through November 8, 2001 are presented within liabilities subject to compromise on the consolidated balance sheet.

10.      COMMITMENTS

         The Company leases its manufacturing and office facilities and certain pieces of equipment under non-cancelable operating leases, which expire at various dates through October 2011. These commitment have not yet been affirmed by the Bankruptcy Court.

 The future minimum lease payments under operating lease obligations at December 31, 2001 are as follows:

2002                                                    $   4,112
2003                                                        4,287
2004                                                        4,534
2005                                                        4,296
2006                                                        4,447
Thereafter                                                 29,679
                                                        ---------
                                                        $  51,355
                                                        =========

Rent expense on all operating leases for the years ended December 31, 2001, 2000 and 1999 was $2,952, $2,893 and $2,061, respectively.


11.      MANDATORILY REDEEMABLE PREFERRED STOCK

         On February 9, 2000, Condor sold 100 shares of Senior Series A1 preferred stock, with an aggregate liquidation value of $10,000, excluding dividends, to DLJ and Behrman. In the second quarter of 2000, Condor sold 4 additional shares of Senior Series A1 preferred stock, with an aggregate liquidation value of $378, excluding dividends, to existing shareholders.

         In 2000, the Series A1 preferred stock was converted into Series A2 preferred stock. The Series A2 preferred stock has the same rights as the Series A1 preferred stock, except that the Company is required to redeem the Series A2 preferred stock, to the extent it has funds legally available for such payment, on the tenth anniversary of the issue date at a redemption price per share in cash generally equal to the liquidation value, together with accrued and unpaid dividends thereon to the redemption date, without interest. Dividends, when declared, are payable quarterly on Condor's Series A2 preferred stock at an annual rate of 15% of the applicable liquidation value of such stock. Dividends will accrete to the liquidation value until 2005, subject to the right of a majority of holders of the Series A2 preferred stock to elect that

The accompanying notes are an integral part of these consolidated financial statements.

         dividends be paid in additional shares of preferred stock. After 2005, Condor will be required to pay such dividends in cash.

         As the Series A2 preferred stock is mandatorily redeemable in 2010, the Company has presented the Shares as mandatorily redeemable preferred stock in the consolidated balance sheets. The Company may redeem the shares prior to 2005 at a premium of 115% of liquidation value plus accrued dividends. After 2005, the redemption price decreases ratably to the liquidation value plus accrued dividends at the end of 2010. The Company has been accreting the value of the shares up to their redemption amount with periodic charges to retained earnings.

         Effective from November 8, 2001, the date of the Chapter 11 filing, the Company ceased accreting the value of the shares. Had the Company continued to accrete the value of the shares through December 31, 2001, this would have resulted in additional accretion of approximately $311.

         WARRANTS

         In connection with this sale of mandatorily redeemable preferred stock in 2000, the Company issued detachable warrants to purchase 3,100 shares of Class C common stock for $0.01 per share. Using the Black-Scholes option pricing model, the Company estimated the aggregate fair value of the warrants to be $2,373. As of December 31, 2001, warrants to acquire 3,082 shares remain outstanding. The warrants expire on April 30, 2010.

12.      SHAREHOLDERS' DEFICIT

         CAPITAL STOCK

         The following table summarizes the voting percentage, liquidation preference and percentage of equity ownership for each class or series of capital stock as of December 31, 2001:


                                      VOTING         LIQUIDATION        EQUITY
CLASS OF SERIES OF STOCK            PERCENTAGE        PREFERENCE       OWNERSHIP
------------------------            ----------        ----------       ---------
Class A common stock                  42.1%              $ --            42.1%
Class B common stock                  57.9%                --             5.0%
Class C common stock                   0.0%                --            52.9%

         The Company and its primary investors, DLJ, Behrman and GTP, certain executives and key employees ("Management") entered into an Investors' Agreement as a part of the 1999 Recapitalization (the "Investors' Agreement"). Under the terms of the Investors' Agreement, each share of common stock are identical in all respects and have equal rights, powers and privileges, except as set forth below:

         GOVERNANCE AND VOTING RIGHTS

         The classes of common stock vote together on all matters, except for directors, and as required by law. Each class of common stock is entitled to their respective total voting power that is summarized in the preceding table. Within each class of common stock, the individual shareholders are entitled to a proportionate share of the voting power based upon the number of shares held. The Board of Directors shall consist of five directors; three will be designated by GTP, at least two of which will be from GTP, Behrman will designate one and one will be the Company's chief executive officer. The GTP directors shall select the Chairman of the Board


The accompanying notes are an integral part of these consolidated financial statements.

         of Directors. As long as GTP maintains at least 10% of their initial investment, GTP will retain the right to designate directors. As long as DLJ has non-voting shares and maintains at least 10% of their initial investment, corporate actions related to the sale or encumbrance of significant assets; the issuance or redemption of debt or equity securities; the merger, sale, bankruptcy or liquidation of the company and certain other miscellaneous matters require DLJ approval.

         CONVERSION RIGHTS

         The governance of voting rights described above were established to facilitate governance rights for DLJ since they cannot directly hold voting stock in the Company due to certain foreign ownership interests. Should DLJ be permitted to directly hold voting stock, DLJ may elect to convert both its shares and those of GTP into Class A common stock. In the event that DLJ or GTP sells their Class B or C common stock to a third party, the shares shall automatically convert into Class A common stock.

         TRANSFER AND REPURCHASE RIGHTS

         Each shareholder is restricted from transferring or selling any interest in the shares of stock held except for transfers to certain permitted transferees that become a party to the Investors' Agreement or transactions that have been approved by the Board. In addition, there are other limitations that restrict shareholder transfers made in and subsequent to public offerings of the Company's common stock, as well as limitations related to capital returns received and dispositions made by DLJ. DLJ and the Company have certain rights of first offer in a transfer or sale of the stock proposed by a shareholder. Behrman, GTP and Management may elect to participate, on a pro rata basis, in a transfer or sale of stock that involves more than 80% of the shares then owned by DLJ. Except for the requirement to participate in a transfer or sale of stock, all of the rights described above generally terminate when DLJ no longer maintains at least 10% of their initial investment. The DLJ right to require participation in a transfer or sale of stock is terminated when DLJ owns less than 50% of the outstanding shares of common stock or two years after an initial public offering.

         PREEMPTIVE RIGHTS

         In the event that the Company proposes to issue equity securities to DLJ, each of the other shareholders shall have the right to acquire its portion of such equity securities. The amount of equity securities that may be acquired by Behrman may not exceed $50,000 unless the effective price is less than the initial closing price. Subject to restrictions in the new revolving credit facility (See Note 7) and 15% senior subordinated notes (See Note 8), the Company may loan GTP and management some or all of the funds needed to exercise their preemptive rights.

         DIVIDENDS

         The Company's borrowing agreements restrict the Company's ability to pay dividends and make other distributions to shareholders. In the event that such dividends or other distributions do occur, they shall be declared and paid at the same time and same rate for all classes of common stock.

         REGISTRATION RIGHTS

         DLJ and Behrman have the right to demand registration of their shares under the Securities Act of 1933, subject to certain restrictions. The shareholders also have certain piggyback rights related to certain registrations initiated by the Company.


The accompanying notes are an integral part of these consolidated financial statements.

         INCENTIVE PAYMENTS

         Under the terms of its 1999 Recapitalization, the Company is obligated to make additional cash distributions of up to $7,000 to certain former shareholders and employees of the Company if (a) the Company consummates an underwritten public offering of Common Stock, (b) there is a sale or merger of the Company in which DLJ receives proceeds in excess of their aggregate purchase price, or (c) the Company completes acquisitions where the aggregate enterprise value exceeds certain minimum levels, prior to April 15, 2007.

         STOCK-BASED COMPENSATION PLANS

         In December 1999, the Company adopted the 1999 Management Stock Incentive Plan (the "Management Plan"). The Management Plan provides for the granting of stock options to management level employees of the Company. Options granted under the Management Plan are intended to be non-qualified stock options. As of December 31, 2001, the Company has reserved 4,600 shares of common stock for issuance under the Management Plan. As part of the Management Plan, nil and 2,545, respectively, annual performance options to purchase shares of Class A common stock were granted in 2001 and 2000, respectively. The options vest based upon the achievement of preset performance targets, established by the Board of Directors. These variable awards have an exercise price of $1.00 per share, which equaled or exceeded the estimated fair market value of the Company's common stock on the date of grant. Accordingly, no compensation expense has been recorded. The Company also granted nil and 2,055 super-performance options to purchase shares of Class A common stock with an exercise price of $1.00 per share in 2001 and 2000, respectively, which equaled or exceeded the estimated fair market value of the Company's common stock on the date of grant. The super-performance options vest only upon a change of control of the Company.

         In December 1999, the Company adopted the 1999 Employee Stock Incentive Plan (the "Employee Plan"). The Employee Plan provides for the granting of stock options to employees, directors and consultants of the Company. Options granted under the Employee Plan may either be incentive stock options or non-qualified stock options. As of December 31, 2001, the Company reserved 3,000 shares of common stock for issuance under the Employee Plan. These options vest 20% annually over a five-year period. The Company granted options to acquire 117 and 2,301 shares under the Employee Plan with an exercise price of $1.00 per share in 2001 and 2000, respectively, which equaled or exceeded the estimated fair market value of the Company's common stock on the date of grant.

         Options under both the Management and Employee Plans may be granted for periods of up to ten years and at exercise prices established by the Compensation Committee and set forth in the award agreement. Each option shall be exercisable at such times and subject to such terms as specified by the Compensation Committee.

         In August 2000, the Company issued non-qualified stock options to purchase 1,832 shares of Class A common stock to GTP for services performed for the Company. The options vest over three years. These awards have an exercise price of $1.00 per share. The Company estimated the fair value of these options to be $729. Such fair value was calculated using the Black-Scholes options pricing model and the following assumptions: exercise price of $1.00, estimated fair value of the underlying shares of $1.00, volatility of 50%, dividend yield of 0%, an average term of three years, and a risk free interest rate of 6.24%. Accordingly, the Company recorded deferred stock compensation of $729 for these options, which is amortized over the vesting period.


         The accompanying notes are an integral part of these consolidated financial statements.

         Activity under the Plans is as follows:


                                                 OPTIONS OUTSTANDING

                                                                         WEIGHTED
                                       SHARES                            AVERAGE
                                      AVAILABLE          NUMBER          EXERCISE
                                      FOR GRANT        OUTSTANDING        PRICE
Balances, December 31, 1999               --                --           $  --

Authorized                             9,432
Options granted                      (10,869)           10,869               1.00
Options cancelled                      2,136            (2,136)              1.00
                                     -------            ------
Balances, December 31, 2000              699             8,733               1.00

Options granted                         (117)              117               1.00
Options cancelled                        744              (744)              1.00
                                     -------            ------
Balances, December 31, 2001            1,326             8,106           $   1.00
                                     =======            ======

         All stock options have an exercise price of $1.00 per share and a weighted average remaining contractual life of 8 years. There were 1,951 and 907 options exercisable at December 31, 2001 and 2000, respectively.

         FAIR VALUE DISCLOSURES

         The Company applies the provisions of APB 25 and related interpretations in accounting for employee stock based compensation arrangements. For the year ended December 31, 2001, had compensation expense been determined using the fair value method prescribed in SFAS No. 123, the effect on the Company's consolidated net loss would have been deminimus, as the weighted average exercise price of $1.00 per share is far in excess of the estimated fair value of the underlying common stock given the Company's current financial condition and the fact that it is operating under Chapter 11.


         13. EMPLOYEE BENEFIT PLANS

         The Company has established a 401(k) Deferred Compensation Plan (the "401k Plan") for all qualifying employees. The 401k Plan qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code. The 401k Plan is a defined contribution plan funded by pretax contributions on a percentage formula basis made by participating employees. In 1994, the 401k Plan was amended to allow for employer contributions. The 401k Plan is subject to the Employee Retirement Income Security Act ("ERISA") of 1974.

         At December 31, 2000, the Company had accrued $650 for employer contributions to the 401k Plan for the year ended December 31, 1999. This amount was contributed to the 401k Plan on January 3, 2001. No contributions were made or accrued to the 401k Plan for the year ended December 31, 2001.

         The accompanying notes are an integral part of these consolidated financial statements.

         Certain executives of the Company have employment agreements ranging up to five years in length that provide salary and benefits to which they are entitled upon their death, disability, or involuntary termination or merger, as defined.


14.      OTHER CHANGES

         NON-RECURRING SEVERANCE COSTS

         The Company accrued $2,000 in 2000 pursuant to employment agreements for certain employees who terminated in 2000. At December 31, 2001, there was $741 remaining to be paid, which is included in accrued expenses on the consolidated balance sheet.

         RECAPITALIZATION COSTS

         In April 1999, the Company consummated the 1999 Recapitalization. In connection with the 1999 Recapitalization, the Company incurred various costs and expenses that aggregated approximately $21,432 (pre-tax), including approximately $18,000 of total fees and expenses. Approximately $10,871 was due to general fees and expenses and $7,129 was related to the reimbursement of fees and expenses of shareholders. Of the total fees and expenses, $10,024 was expensed during the second quarter of 1999 and the remaining $7,976 was capitalized as deferred financing costs. These deferred financing costs will be amortized to interest expense over ten years, the term of the notes. In addition to these fees and expenses, the Company charged approximately $2,012 of deferred financing costs, $654 of unamortized debt discount related to stock warrants and $766 of stock compensation costs related to terminated stock options to operations during the second quarter of 1999. As a result, the Company recorded pretax charges of $8,754 for recapitalization costs and $4,189 for debt repurchase costs during the second quarter of 1999. The costs associated with the early extinguishment of debt have been reflected as an extraordinary item in the consolidated statement of operations.

         RESTRUCTURING AND PLANT CLOSURE COSTS

         In November 1999, the Company announced a decision to restructure the organization and operation of its marketing, engineering and program management units. The Company recognized approximately $250 for severance related costs during the fourth quarter of 1999. The Company completed the restructuring in 1999 and all significant claims were settled during 2000.

         In January 1999, the Company announced a decision to close its facility located in Sterling, Virginia. The Company recognized approximately $925 for plant closure costs during the first quarter of 1999. During the fourth quarter of 1999, the Company reclassified $200 of the Company's provision to contract costs. The provision includes severance, facility costs, closure costs and potential contractual claims. The Company closed the facility in 1999 and all significant claims were settled during 2000.

         ABANDONED ACQUISITION COSTS

         During the third quarter of 1999, the Company incurred various costs and expenses that approximated $250 for due diligence and other acquisition related activities that related to several potential acquisitions, the largest of which was the government based business units of Stanford Telecommunications, Inc. The Company terminated its letters of intent with these acquisition targets due to various operating and financing considerations. The Company charged the related costs to operations during the third quarter of 1999.


         The accompanying notes are an integral part of these consolidated financial statements.

         15. INCOME TAXES

         The provision for (benefit from) income taxes for the years ended December 31, 2001 and 2000 consist of the following:

                                               DECEMBER 31,
                                 ---------------------------------------
                                     2001          2000          1999
                                 --------       --------       --------
CURRENT:
   Federal                       $     --       $     47       $ (1,646)
   State                                7             48           (328)
                                 --------       --------       --------
                                        7             95         (1,974)
                                 --------       --------       --------

DEFERRED:
   Federal                          9,580         (4,142)         1,004
   State                            2,470           (735)          (943)
                                 --------       --------       --------
                                   12,050         (4,877)            61
                                 --------       --------       --------
                                 $ 12,057       $ (4,782)      $ (1,913)
                                 ========       ========       ========

REPORTED AS A COMPONENT OF:
   Tax provision                 $ 12,057       $  4,782       $ (1,376)
   Extraordinary item                  --             --           (537)
                                 --------       --------       --------
                                 $ 12,057       $  4,782       $ (1,913)
                                 ========       ========       ========

Deferred tax assets at December 31, 2001 and 2000 are comprised of the following:


                                                   DECEMBER 31,
                                             -----------------------
                                                2001            2000
                                             --------       --------
DEFERRED TAX ASSETS:
   Depreciable and amortizable assets        $  4,391       $  3,291
   Contract and inventory related costs         4,576            428
   Accrued expenses                             3,133          3,660
   Operating loss carryforwards                14,056          5,096
   Credit carryforwards                         6,526          5,495
                                             --------       --------
                                               32,682         17,970
   Valuation allowance                        (29,698)        (5,366)
                                             --------       --------
                                                2,984         12,604
DEFERRED TAX LIABILITIES:
   State taxes                                 (2,109)          (554)
   Accrued interest expense                      (875)            --
                                             --------       --------
Net deferred tax assets                      $      -       $ 12,050
                                             ========       ========

         The provision for income taxes differs from the amount of income tax determined by applying the applicable statutory federal tax rate to the loss before income taxes as a result of the following differences for the years ended December 31, 2001 and 2000:

         The accompanying notes are an integral part of these consolidated financial statements.

                                                            DECEMBER 31,
                                                  -------------------------------
                                                  2001         2000          1999
                                                --------     --------     --------
Income tax (benefit) at U.S. statutory rates    $(11,969)    $ (4,459)    $ (5,079)
State taxes, net of federal benefit                    4         (479)        (952)
Research and development credits                      --           --        1,141
Recapitalization expenses                             --           --        2,977
Net operating loss not benefited                  11,801           --           --
Valuation allowance                               12,050           --           --
Other                                                171          156           --
                                                --------     --------     --------
Effective tax expense (benefit)                 $ 12,057     $ (4,782)    $ (1,913)
                                                ========     ========     ========

         The Company has approximately $3,515 of federal tax credit carryforwards, $36,274 of federal operating loss carryforwards, $3,011 of state tax credit carryforwards and $19,483 of state net operating loss carryforwards at December 31, 2001. These carryforwards expire in varying amounts through 2021. These carryforwards may be subject to certain limitations on annual utilization in case of a change in ownership, as defined by tax law. In addition, should the Company's plan of reorganization result in a significantly modified capital structure including extinguishment of liabilities, the carryforwards may be fully or partially consumed and, therefore, may not be available to offset any future operating income.

         A full valuation allowance has been provided for the deferred tax assets as management does not believe it is more likely than not the deferred tax assets will be realized.

         The Company's federal tax return for 1998 is presently under examination by the Internal Revenue Service. While the Company has not received any final proposed adjustments, the Company believes that adequate provisions have been provided for any adjustments that may result from the year under examination.

         The accompanying notes are an integral part of these consolidated financial statements.

16.      SEGMENT INFORMATION

         The Company operates in one business segment. The Company sells its products and systems directly to various agencies of the U.S. Government, prime contractors and foreign governments. The Company's principal markets are in the United States of America, Europe and the Pacific Rim. Following is a summary of the geographic information related to contract revenues and information related to significant customers for the years ended December 31, 2001, 2000 and 1999:

                              2001         2000         1999
                             ------       ------       ------
Revenues:
   Domestic                 $48,385      $57,109      $62,051
   International             29,805       40,743       33,855
                             ------       ------       ------

                            $78,190      $97,852      $95,906
                            =======      =======      =======

Significant customers:
   Customer A               $18,583      $35,724      $50,020
   Customer B                 9,298       12,981       12,467
                             ------       ------       ------

                            $27,881      $48,705      $62,487
                            =======      =======      =======

         Substantially all of the Company's assets are located in the United States.

         At December 31, 2001, three customers accounted for 31%, 15% and 11% of total net billed contract receivables, respectively. At December 31, 2000, three customers accounted for 14%, 11% and 10% of total net billed contract receivables, respectively.


17.      GUARANTOR SUBSIDIARY

         The following summarized unaudited condensed consolidating financial information segregates CEI Systems, Inc., the subsidiary which guarantees the Senior Subordinated Notes (the "Guarantor"). The accompanying financial information in the "Guarantor Subsidiary" column reflects the financial position, results of operations and cash flows for the Guarantor for the periods indicated. The Guarantor is a wholly-owned subsidiary of the Company, whose guarantees are full and on a joint and several basis. Separate statements of the Guarantor are not presented because management believes that such financial statements would not be material to investors. The financial information related to non-guarantor subsidiaries is not presented as they are collectively immaterial.

         The investments in the Guarantor in the following condensed consolidating financial information are accounted for under the equity method of accounting. The consolidating eliminations include the elimination of the investment in the Guarantor and elimination of intercompany accounts.

         The accompanying notes are an integral part of these consolidated financial statements.

Condensed consolidating balance sheets:

                                                                   DECEMBER 31, 2001
                                               ------------------------------------------------------------
                                                PARENT        GUARANTOR       CONSOLIDATING   CONSOLIDATED
                                                COMPANY       SUBSIDIARY      ELIMINATIONS      TOTAL
                                               ---------      ----------      -------------  --------------
ASSETS

Current assets:
    Cash and cash equivalents                $   5,175       $   3,193      $      --       $   8,368
    Other current assets                        37,480           3,731             --          41,211
    Intercompany receivable                         --          20,028        (20,028)             --
                                             ---------       ---------      ---------       ---------
       Total current assets                     42,655          26,952        (20,028)         49,579

Property and equipment, net                      6,262             682             --           6,944
Investment in subsidiary                        19,673              --        (19,673)             --
Other assets, net                               10,121              72             --          10,193
                                             ---------       ---------      ---------       ---------

       Total assets                          $  78,711       $  27,706      $ (39,701)      $  66,716
                                             =========       =========      =========       =========

LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND SHAREHOLDERS'
EQUITY (DEFICIT)

Current liabilities:
    Accounts payable and other current
      liabilities                            $  15,109       $   1,956      $      --       $  17,065
    Intercompany payable                        20,028              --        (20,028)             --
    Bank borrowings                             18,900              --             --          18,900
                                             ---------       ---------      ---------       ---------
       Total current liabilities                54,037           1,956        (20,028)         35,965

Liabilities subject to compromise              128,801             480             --         129,281
                                             ---------       ---------      ---------       ---------
       Total liabilities                       182,838           2,436        (20,028)        165,246
                                             ---------       ---------      ---------       ---------

Mandatorily redeemable preferred stock          11,446              --             --          11,446
Total shareholders' equity (deficit)          (115,573)         25,270        (19,673)       (109,976)
                                             ---------       ---------      ---------       ---------

       Total liabilities, mandatorily
         redeemable preferred stock and
         shareholders' equity (deficit)      $  78,711       $  27,706      $ (39,701)      $  66,716
                                             =========       =========      =========       =========


         The accompanying notes are an integral part of these consolidated financial statements.

                                                                                          DECEMBER 31, 2000
                                                                      ----------------------------------------------------------
                                                                      PARENT        GUARANTOR      CONSOLIDATING   CONSOLIDATED
                                                                      COMPANY       SUBSIDIARY     ELIMINATIONS        TOTAL
                                                                      -------       ----------     ------------    -------------
ASSETS
Current assets:
    Cash and cash equivalents                                       $   3,778       $     819      $      --       $   4,597
    Restricted cash                                                     1,164              --             --           1,164
    Other current assets                                               63,184           6,167             --          69,351
    Intercompany receivable                                                --          21,572        (21,572)             --
                                                                    ---------       ---------      ---------       ---------
       Total current assets                                            68,126          28,558        (21,572)         75,112

Property and equipment, net                                             6,737             981             --           7,718
Investment in subsidiary                                               19,673              --        (19,673)             --
Other assets, net                                                      14,538              53             --          14,591
                                                                    ---------       ---------      ---------       ---------
       Total assets                                                 $ 109,074       $  29,592      $ (41,245)      $  97,421
                                                                    =========       =========      =========       =========

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable and other current liabilities                  $  27,833       $   3,770       $      --      $  31,603
    Intercompany payable                                               21,572              --        (21,572)             --
    Bank borrowings                                                    17,500              --             --          17,500
                                                                    ---------       ---------      ---------       ---------
       Total current liabilities                                       66,905           3,770        (21,572)         49,103

Subordinated notes                                                    100,000              --             --         100,000
                                                                    ---------       ---------      ---------       ---------
       Total liabilities                                              166,905           3,770        (21,572)        149,103
                                                                    ---------       ---------      ---------       ---------

Mandatorily redeemable preferred stock                                  9,656              --             --           9,656
Total shareholders' equity (deficit)                                  (67,487)         25,822        (19,673)        (61,338)
                                                                    ---------       ---------      ---------       ---------

       Total liabilities, mandatorily redeemable
         preferred stock and shareholders'
         equity (deficit)                                           $ 109,074       $  29,592      $ (41,245)      $  97,421
                                                                    =========       =========      =========       =========

         The accompanying notes are an integral part of these consolidated financial statements.

Condensed consolidating statements of operations:

                                                                 YEAR ENDED DECEMBER 31, 2001
                                                      --------------------------------------------------
                                                       PARENT             GUARANTOR          CONSOLIDATED
                                                      COMPANY             SUBSIDIARY             TOTAL
                                                      --------             --------             --------
Contract revenues                                     $ 62,689             $ 15,501             $ 78,190
Contract costs                                          61,577               10,469               72,046
Selling, general and administrative                     16,555                3,613               20,168
Technology related costs:
      Research and development                           2,726                  395                3,121
      Amortization of purchased technology               1,405                 --                  1,405
                                                      --------             --------             --------

Operating income (loss)                                (19,574)               1,024              (18,550)

Reorganization items                                    (1,846)                --                 (1,846)
Interest income and other income (expense)                 (86)                --                    (86)
Interest expense                                       (14,727)                --                (14,727)
                                                      --------             --------             --------

Income (loss) before income taxes                      (36,233)               1,024              (35,209)

Provision for income taxes                              10,481                1,576               12,057
                                                      --------             --------             --------

Net loss                                              $(46,714)            $   (552)            $(47,266)
                                                      ========             ========             ========

                                                                 YEAR ENDED DECEMBER 31, 2000
                                                      -------------------------------------------------
                                                      PARENT              GUARANTOR         CONSOLIDATED
                                                      COMPANY             SUBSIDIARY            TOTAL
                                                      --------             --------            --------
Contract revenues                                     $ 77,467             $ 20,385            $ 97,852
Contract costs                                          57,199               11,036              68,235
Selling, general and administrative                     15,125                4,340              19,465
Technology related costs:
      Research and development                           4,071                  406               4,477
      Amortization of purchased technology               1,226                 --                 1,226
Other charges:
      Nonrecurring severance                             2,031                 --                 2,031
                                                      --------             --------            --------

Operating income (loss)                                 (2,185)               4,603               2,418

Interest income and other income                           254                 --                   254
Interest expense                                       (16,053)                --               (16,053)
                                                      --------             --------            --------

Income (loss) before income taxes                      (17,984)               4,603             (13,381)

Provision for (benefit of) income taxes                 (6,577)               1,795              (4,782)
                                                      --------             --------            --------

Net income (loss)                                     $(11,407)            $  2,808            $ (8,599)
                                                      ========             ========            ========

The accompanying notes are an integral part of these consolidated financial statements.

                                                                 YEAR ENDED DECEMBER 31, 1999
                                                      --------------------------------------------------
                                                       PARENT             GUARANTOR           CONSOLIDATED
                                                      COMPANY             SUBSIDIARY              TOTAL
                                                      --------             --------             --------
Contract revenues                                     $ 77,904             $ 18,002             $ 95,906
Contract costs                                          51,830                9,978               61,808
Selling, general and administrative                     14,548                3,577               18,125
Technology related costs:
      Research and development                           4,628                  311                4,939
      Amortization of purchased technology                  25                 --                     25
Other charges:
      Recapitalization costs                             8,754                 --                  8,754
      Product line plant closure costs                     975                 --                    975
      Abandoned acquisitions costs                         250                 --                    250
                                                      --------             --------             --------

Operating income (loss)                                 (3,106)               4,136                1,030

Interest income and other income (expense)                 341                  (11)                 330
Interest expense                                       (12,121)                --                (12,121)
                                                      --------             --------             --------

Income (loss) before income taxes
   and extraordinary item                              (14,886)               4,125              (10,761)

Provision for (benefit of) income taxes                 (2,985)               1,609               (1,376)
                                                      --------             --------             --------

Income (loss) before extraordinary item                (11,901)               2,516               (9,385)
                                                      --------             --------             --------

Extraordinary loss                                       3,652                 --                  3,652
                                                      --------             --------             --------

Net income (loss)                                     $(15,553)            $  2,516             $(13,037)
                                                      ========             ========             ========

The accompanying notes are an integral part of these consolidated financial statements.

Condensed consolidating statements of cash flows:


                                                                        YEAR ENDED DECEMBER 31, 2001
                                                        ------------------------------------------------------------
                                                         PARENT         GUARANTOR       CONSOLIDATING   CONSOLIDATED
                                                        COMPANY         SUBSIDIARY      ELIMINATIONS        TOTAL

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                       $(47,333)       $   (552)       $    619        $(47,266)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities          37,156           4,451            (619)         40,988
                                                        --------        --------        --------        --------
Net cash provided by (used in) operating
 activities                                              (10,177)          3,899              --          (6,278)
                                                        --------        --------        --------        --------

Net cash provided by (used in) cash used in
 investing activities                                        121          (1,525)             --          (1,404)
                                                        --------        --------        --------        --------

Net cash provided by financing activities                 11,453              --              --          11,453
                                                        --------        --------        --------        --------

Net increase in cash and cash equivalents                  1,397           2,374              --           3,771
Cash and cash equivalents, beginning of year               3,778             819              --           4,597
                                                        --------        --------        --------        --------

Cash and cash equivalents, end of year                  $  5,175        $  3,193        $     --        $  8,368
                                                        ========        ========        ========        ========


                                                                          Year Ended December 31, 2000
                                                        --------------------------------------------------------------
                                                          Parent        Guarantor         Consolidating   Consolidated
                                                         Company        Subsidiary        Eliminations         Total

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                       $(11,407)       $  2,808          $   --          $ (8,599)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities           3,187            (519)             --             2,668
                                                        --------        --------         --------         --------

Net cash provided by (used in) operating
 activities                                               (8,220)          2,289              --            (5,931)
                                                        --------        --------         --------         --------

Net cash used in investing activities                     (5,430)         (1,769)          1,403            (5,796)
                                                        --------        --------         --------         --------
Net cash provided by financing activities                 11,727              --          (1,403)           10,324
                                                        --------        --------         --------         --------
Net increase (decrease) in cash and cash
 equivalents                                              (1,923)            520              --            (1,403)
Cash and cash equivalents, beginning of year               5,701             299              --             6,000
                                                        --------        --------         --------         --------

Cash and cash equivalents, end of year                  $  3,778        $    819         $    --          $  4,597
                                                        ========        ========         ========         ========




                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                                                    Year Ended December 31, 1999
                                                    ------------------------------------------------------------
                                                      Parent        Guarantor       Consolidating   Consolidated
                                                     Company        Subsidiary      Eliminations       Total

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                   $(15,553)       $  2,516        $     --        $(13,037)
Adjustments to reconcile net income (loss) to
  provided by (used in) operating activities          (3,436)           (279)             --          (3,715)
                                                    --------        --------        --------        --------

Net cash provided by (used in) operating
  activities                                         (18,989)          2,237          (4,282)        (21,034)
                                                    --------        --------        --------        --------

Net cash used in investing activities                 (2,679)         (2,080)          2,006          (2,753)
                                                    --------        --------        --------        --------

Net cash provided by financing activities             23,211              --           2,276          25,487
                                                    --------        --------        --------        --------

Net increase in cash and cash equivalents              1,543             157              --           1,700
Cash and cash equivalents, beginning of year           4,158             142              --           4,300
                                                    --------        --------        --------        --------

Cash and cash equivalents, end of year              $  5,701        $    299        $     --        $  6,000
                                                    ========        ========        ========        ========



18. SUBSEQUENT EVENTS

      EDO Corporation made a non-binding offer in March 2002 to purchase certain of the assets of the Company. The transaction was approved by the Bankruptcy Court and on July 26, 2002, EDO Corporation completed the acquisition for approximately $62 million in cash and the assumption of certain normal employee benefit obligations, certain trade and supplier payables and certain other accrued liabilities, primarily related to contract loss reserves, totaling approximately $23 million. In addition, EDO Corporation assumed approximately $28 million of outstanding letters of credit under the Company's DIP facility. The proceeds will be used to settle certain of the Company's outstanding liabilities and the Company will then proceed to wind-up, liquidate and dissolve.

      On April 5, 2002, a complaint was filed by the Committee of Unsecured Creditors of Condor Systems (the "Committee") against the Company's Board of Directors and officers, alleging a breach of fiduciary duties in connection with their approval of the issuance of $10,053 of senior discount notes to the Company's principal shareholders in April 2001. The complaint alleges that the decision to issue these securities was done without any debate, analysis or other reasonable consideration, including an investigation of alternative sources of financing. The Committee believes that Condor's Plan of Reorganization will result in a windfall to the holders of the senior discount notes if such holders receive 100% of the common stock of the reorganized company.

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                  Condor Systems, Inc. - Debtor In Possession
                     Condensed Consolidated Balance Sheets
                    (in thousands, except per share amounts)
                                  (unaudited)


                                                                 June 30,         December 31,
                                                                   2002               2001
Assets
Current assets:
  Cash and cash equivalents                                     $  11,248          $   8,368
  Contract receivables, net                                        30,880             36,804
  Inventories                                                       2,253              2,319
  Other current assets                                              1,508              2,088
                                                                ---------          ---------
     Total current assets                                          45,889             49,579

Property and equipment, net                                         6,170              6,944
Purchased technology rights, net                                    1,617              2,145
Other assets, net                                                   8,042              8,048
                                                                ---------          ---------

     Total assets                                               $  61,718          $  66,716
                                                                =========          =========

Liabilities, Mandatorily Redeemable Preferred Stock
  and Shareholders' Deficit
Current liabilities:
  Bank borrowings                                               $  18,940          $  18,900
  Accounts payable                                                  3,357              3,357
  Accrued expenses                                                 12,407              9,931
  Customer contract advances                                        1,365              3,777
                                                                ---------          ---------
     Total current liabilities                                     36,069             35,965

Liabilities subject to compromise (Note 2)                        129,281            129,281
                                                                ---------          ---------
     Total liabilities                                            165,350            165,246
                                                                ---------          ---------


Mandatorily redeemable preferred stock, no par value:
  Authorized: 10,000 shares
  Series A shares: 300 designated; 104 issued
   and outstanding in 2002 and 2001                                11,525             11,446
                                                                ---------          ---------

Shareholders' deficit:
  Common stock, par value $1.00:
  Authorized: 130,000 shares;
  Class A shares: 60,000 designated; 21,366 issued and
   outstanding                                                    22,184              22,184
  Class B shares: 10,000 designated; 2,551 issued and
   outstanding                                                     2,551               2,551
  Class C shares: 60,000 designated; 26,967 issued and
   outstanding                                                     26,949             26,949
  Class C common stock warrants                                     1,991              2,070
  Notes receivable for stock                                       (1,347)            (1,347)
  Deferred stock compensation                                        (228)              (302)
  Accumulated deficit                                             (77,142)           (71,966)
  Distribution in excess of net book value                        (90,115)           (90,115)
                                                                  -------           --------

     Total shareholders' deficit                                 (115,157)          (109,976)
                                                                 --------           --------

     Total liabilities, mandatorily redeemable preferred
     stock and shareholders' deficit                            $  61,718           $ 66,716
                                                                =========           ========




                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                  Condor Systems, Inc. - Debtor in Possession
                Condensed Consolidated Statements of Operations
                                 (in thousands)
                                  (unaudited)


                                                    For the Six Months Ended
                                                            June 30,
                                                      2002             2001
Contract revenues                                   $ 47,167        $ 40,026


Costs and operating expenses:
   Contract costs                                     34,975          37,496
   Selling, general & administrative expenses         10,367          11,231
   Technology related costs:
     Research and development                            937           1,993
     Amortization of purchased technology                528             728
                                                    --------        --------
                                                      46,807          51,448
                                                    --------        --------

Operating income (loss)                                  360         (11,422)

Reorganization items                                  (4,303)             --
Interest and other income                                 85              64
Interest expense                                      (1,314)         (8,209)
                                                    --------        --------

Loss before income taxes                              (5,172)        (19,567)
Provision for income taxes                                 4          12,057
                                                    --------        --------

Net loss                                            $ (5,176)       $(31,624)
                                                    --------        --------



                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

                   Condor Systems, Inc. - Debtor in Possession
                Condensed Consolidated Statements of Cash Flows
                                 (in thousands)
                                  (unaudited)

                                                                         For the Six Months Ended
                                                                                 June 30,

                                                                           2002            2001
Cash flows from operating activities:

    Net loss                                                             $ (5,176)       $(31,624)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization                                       2,203           1,845
        Amortization of purchased technology                                  528             728
        Amortization of deferred compensation                                  74             195
        Interest accretion on senior discount notes                            --             389
        Deferred taxes                                                         --          12,057
        Loss on disposal of property and equipment                            107              --
        Changes in assets and liabilities:
          Contract receivables                                              5,924           4,697
          Inventories                                                          66           1,306
          Other assets                                                        586            (945)
          Accounts payable                                                     --          (3,722)
          Accrued expenses                                                  2,476          (1,565)
          Customer contract advances                                       (2,412)          2,183
                                                                         --------        --------
               Net cash provided by (used in) operating activities          4,376         (14,456)
                                                                         --------        --------

Cash flows from investing activities:

    Purchase of property and equipment                                     (1,536)           (442)
    Investment in restricted cash                                              --             (25)
                                                                         --------        --------
               Net cash used in investing activities                       (1,536)           (467)
                                                                         --------        --------

Cash flows from financing activities:

    Proceeds from revolving line of credit                                     40          11,500
    Payments on revolving line of credit                                       --         (10,100)
    Proceeds from issuance of senior discount notes and warrants               --          10,053
                                                                         --------        --------
               Net cash provided by financing activities                       40          11,453
                                                                         --------        --------

Net increase (decrease) in cash and cash equivalents                        2,880          (3,470)

Cash and cash equivalents, beginning of period                              8,368           4,597
                                                                         --------        --------

Cash and cash equivalents, end of period                                 $ 11,248        $  1,127
                                                                         --------        --------

                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


1.   BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as and should be read in conjunction with the Company's consolidated financial statements for the fiscal year ended December 31, 2001.

     In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements for the interim periods. The interim results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results to be expected for the full year.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information. Actual results could differ from those estimates.


2.   REORGANIZATION UNDER CHAPTER 11

     Condor Systems, Inc. ("Condor" or the "Company") is a leading provider of technologically advanced signal collection and specialized electronic countermeasure products and systems in the electronic warfare industry. The Company supplies a complete line of integrated systems, subsystems and products that are used to intercept, identify, locate and analyze radar signals for a variety of military needs, including intelligence, reconnaissance, surveillance, precision targeting, situational awareness and threat warning.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------

     On November 8, 2001, Condor and its wholly-owned subsidiary, Condor Electronics Inc. (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"). The Debtors' Chapter 11 cases are jointly administered for procedural purposes only and have been given separate case numbers (Condor Systems, Inc., Case No. 01-55472-JRG and Condor Electronics, Inc., Case No. 01-55473-JRG). The issue of substantive consolidation of the Debtors has not been addressed. The Debtors are currently operating their business as debtors-in-possession pursuant to the Bankruptcy Code. Pursuant to the Bankruptcy Code, actions to collect prepetition indebtedness of the Debtors and other contractual obligations of the Debtor are generally stayed by the automatic stay of Chapter 11 U.S.C Section 362. In addition, under the Bankruptcy Code, the Debtors may assume or reject executory contracts and unexpired leases. Additional prepetition claims may arise from such rejections.

     Under the Bankruptcy Code, postpetition liabilities and prepetition liabilities must be satisfied before shareholders can receive any distribution. The ultimate recovery of shareholders, if any, will not be determined until the end of the case when the fair value of the Debtors' assets is compared to the liabilities and claims against the Debtors. There can be no assurance as to what value, if any, will be ascribed to the preferred or common stock in the bankruptcy proceeding.

     The Debtors received approval from the Bankruptcy Court to pay or otherwise honor certain of their prepetition obligations, including but not limited to employee wages. In addition, the Bankruptcy Court authorized the Company to maintain its employee benefit programs.

     At June 30, 2002, the Company had $11,248 in cash. The Company will incur significant costs associated with the reorganization, which are being expensed as incurred. Currently, it is not possible to predict the length of time the Company will operate under the protection of Chapter 11, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interest of the various creditors and security holders.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


     LIABILITIES SUBJECT TO COMPROMISE

     Claims against the Debtors in existence prior to the filing of the petitions for Chapter 11 reorganization relief are reflected on the Company's condensed consolidated balance sheet at June 30, 2002 and December 31, 2001 as liabilities subject to compromise, except those claims that are expected not to be subject to compromise. Claims secured by the Debtors' assets are stayed, although the holders of such claims have the right to move the court for relief from the stay. The Company has received approval from the Bankruptcy Court to pay or otherwise honor certain of our pre-petition obligations, including employee wages for continuing employees. All amounts below may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims, or other events. Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and disputed claims may become allowed pursuant to determination by the court, or agreement by parties-in-interest. There may be differences between what the Debtors believe to be the amount of claims as reflected in the liabilities subject to compromise balance below and the amounts claimed by the Debtors' creditors. Litigation, including significant litigation, may be required to resolve such disputes.

     On November 8, 2001, the Company was subject to legal proceedings and claims in the ordinary course of business (see the Litigation section of Note 3, Contingencies, Risks and Uncertainties). The commencement of the bankruptcy proceedings triggered an automatic stay of these legal proceedings and claims. The automatic stay generally bars the commencement or continuation of proceedings, actions or efforts to collect upon pre-petition claims against the Company.

     The following represents the components of liabilities subject to compromise at June 30, 2002 and December 31, 2001:

     Accounts payable                                             $  8,078
     Other payables                                                  1,054
     Accrued vacation                                                3,024
     Subordinated notes                                            106,201
     Senior discount notes                                          10,924
                                                                  --------
                                                                  $129,281
                                                                  ========


     REORGANIZATION ITEMS

     Income, expenses, gains and losses resulting from the reorganization and restructuring of the business while in bankruptcy are reported separately from operations as reorganization items in accordance with the AICPA's Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). The Company's reorganization items consist primarily of professional fees directly related to the Chapter 11 filing.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


     The Company had cash inflows (outflows) from operations of $4,376 and $(14,456) and a consolidated net loss of $5,176 and $31,624 for the six months ended June 30, 2002 and 2001, respectively. In addition, the Company had an accumulated deficit of $77,142 and $71,966 at June 30, 2002 and December 31, 2001, respectively. Performance issues and significant cost overruns on certain large, fixed price contracts adversely affected the Company's operating results and liquidity for the year ended December 31, 2001. The significantly reduced profitability, coupled with schedule delays (hence billing delays for milestones or completed shipments) created cash shortages that the Company was unable to overcome to meet both operating needs and debt service requirements, which resulted in the Company filing for Chapter 11 bankruptcy protection on November 8, 2001.

     The Company's Chapter 11 filing raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not reflect: (a) the realizable value of assets on a liquidation basis or their availability to satisfy liabilities; (b) aggregate prepetition liability amounts that may be allowed for claims or contingencies, or their status or priority; (c) the effect of any changes to the Company's capital structure or in the Company's business operations as the result of an approved plan of reorganization; or (d) adjustments to the carrying value of assets or liability amounts that may be necessary as the result of actions by the Bankruptcy Court. The Company's accompanying condensed consolidated financial statements have been presented in conformity with SOP 90-7. The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of the Company.


3.   CONTINGENCIES, RISKS AND UNCERTAINTIES

     CHAPTER 11 FILING

     As discussed above in Note 2, Reorganization Under Chapter 11, continuity of the Company's operations, realization of assets and liquidation of liabilities are subject to significant uncertainty as a result of the Company's Chapter 11 filing. Continuing on a going concern basis is dependent upon, among other things, the Company's formulation of an acceptable plan of reorganization, the success of future business operations, and the generation of sufficient cash from operations and financing sources to meet the Company's obligations. Although Condor's management believes that the Company will have sufficient cash on hand to finance operations while operating under Chapter 11, including supporting our post-petition trade and employee obligations, a prolonged bankruptcy court process or the unsuccessful renegotiation of agreements could ultimately result in the operational and/or administrative insolvency of the Company. These and other uncertainties inherent in the bankruptcy proceedings and related restructuring process could have a material adverse affect on the Company's operations and liquidity.

CONDOR SYSTEMS, INC. -- DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
-------------------------------------------------------------------------------

     REVENUE

     The Company's revenue for fixed price contracts is recognized on the percentage of completion basis. Consequently, revenue and gross margin for each reporting period is determined on a contract-by-contract basis by reference to estimates of expected costs to be incurred to complete each project. These estimates include provisions for known and anticipated cost overruns, if any exist or are expected to occur. These estimates are subject to revision in the normal course of business, and such revisions may result in fluctuations in reported revenues and income/(losses).

     The risks of performing under long-term fixed price contracts include the difficulty of accurately forecasting costs and delivery schedules for events more than a year in the future and attaining contract revenues that are related to performance in accordance with contract specifications. In addition, the possibility of material obsolescence in connection with long-term procurements often causes increased engineering costs to rectify the obsolescence. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce profitability or cause a loss. In the six months ended June 30, 2002 and year ended December 31, 2001, Condor made increases in cost estimates that totaled approximately $6,800 and $24,000 for these types of issues. As Condor's business has evolved from individual products to complex systems requiring sophisticated software development, it is increasingly exposed to the risks with software development, including time delays and unplanned costs. It is not uncommon to experience increased costs involved in the test and integration phase (which occurs late in the program) during which the various hardware and software elements are first brought together to perform as a system. For example, during 2001 Condor made significant upward revisions to its cost estimates on several large development and production programs totaling approximately $19,500 (included in the $24,000 noted above) for these reasons. These programs involved significantly more complex software development efforts than Condor's prior programs and also involved several instances of increased engineering costs due to obsolescence or other material problems.

     GOVERNMENT OVERSIGHT

     As a government contractor, the Company is subject to government oversight. The U.S. Government routinely audits and reviews the Company's business and accounting practices, proposals, contract performance and cost accounting. If it is determined that the Company did not comply with the U.S. Government procurement regulations and practices, the Company could be subject to claims, fines or be suspended from bidding on new government contracts. Historically, the Company has been in compliance with the U.S. Government procurement regulations and practices and has successfully defended its actions or settled any claims, fines or inquiries without material adverse effect to the Company's business and financial results or condition.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


     As of June 30, 2002, the U.S. Government is claiming adjustments in an aggregate amount of $974 for four contracts. Condor has responded to these claims and is working with the U.S. Government to resolve these matters and believes that the resolution of these claims will not have a material adverse effect on its financial condition, cash flows, and results of operations. In addition, under U.S. Government purchasing regulations, some of Condor's costs, including certain financing costs, portions of research and development costs and certain marketing expenses may not be reimbursable under U.S. Government contracts. Many of Condor's products and systems require licenses from U.S. Government agencies for export from the United States, and some products are not permitted to be exported. Condor may from time to time suffer delays in obtaining awards on account of delays in obtaining an export license.

     CONCENTRATIONS

     The Company operates in a single industry segment encompassing the electronic intelligence, electronic support measures, electronic counter measures and threat warning market niches in the electronic warfare industry. This industry is closely tied to the military defense budgets of the U.S. Government and its allies. Any significant changes in the funding of certain programs, platforms or the overall level of the military defense budgets or the programs could adversely impact the Company. In addition, the international markets are subject to additional risks including political instability, restrictive trade policies and U.S. export laws and regulations.

     Historically, the U.S. Government, including various agencies and the military sector, has accounted for a significant portion of Condor's contract revenues. Condor's customers include all of the U.S. intelligence agencies and military services, the major domestic prime contractors, numerous other defense contractors worldwide and many foreign governments.

     Condor's primary international government customers consist of various agencies within the governments of Australia, Japan, Norway, Sweden and Taiwan.

     SOURCES AND AVAILABILITY OF RAW MATERIALS

     Since Condor outsources most of the manufacturing of subassemblies, in many cases the Company does not use significant amounts of raw materials. Condor purchases manufactured component parts for its assemblies from various suppliers. Condor is not dependent on any one supplier and maintains back-up suppliers for all critical components. However, any delay in Condor's ability to obtain necessary component parts may affect its ability to meet customer production needs.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


     CONTRACT DELINQUENCIES

     As of December 2001, Condor was delinquent with deliveries on three major domestic contracts and two major international contracts. All of Condor's customers that were affected by the delinquencies have been in discussion with Condor to negotiate delivery date changes. No cure notices were provided by any customers and all delivery extensions will either be handled with no cost contract modifications or some form of consideration for the extension which is reasonable and customary for such transactions. Although Condor's management does not expect the impact of such delinquencies to be material to the Company's financial position, cash flows or results of operations, no assurances can be provided that customers affected by the contract delinquencies will not assert their rights, primarily monetary penalties, under the contracts and that these rights, if asserted, will not have a material adverse effect on the financial condition of the Company.

     LITIGATION

     The commencement of the Company's bankruptcy proceedings on November 8, 2001, triggered an automatic stay of existing legal proceedings and claims. The automatic stay bars the commencement or continuation of any proceedings, action or effort to collect upon any prepetition claim against the Company.

     On April 18, 2001, the United States government served Condor with a Grand Jury subpoena requesting information relevant to potential violations of International Traffic and Arms Regulations in response to requests for proposal from South Korea and Sweden. Throughout the government's investigation, Condor has fully cooperated with the applicable authorities. Condor retained attorneys in this matter who have maintained an open dialogue with the Assistant United States Attorney on the case. At the present time, the government has decided not to pursue the allegations with respect to South Korea. The parties are currently negotiating a plea agreement with respect to Sweden.

     On April 5, 2002, a complaint was filed by the Committee of Unsecured Creditors of Condor Systems (the "Committee") against the Company's Board of Directors and officers, alleging a breach of fiduciary duties in connection with their approval of the issuance of $10,053 of senior discount notes to the Company's principal shareholders in April 2001. The complaint alleges that the decision to issue these securities was done without any debate, analysis or other reasonable consideration, including an investigation of alternative sources of financing. The Committee believes that Condor's Plan of Reorganization will result in a windfall to the holders of the senior discount notes if such holders receive 100% of the common stock of the reorganized company.

     Condor is a party to other legal proceedings, consisting of ordinary routine litigation incidental to its business, none of which, in the opinion of management, is expected to have a material adverse effect on Condor's results of operation or financial position.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


4.   ADDITIONAL FINANCIAL DATA


                                                                    JUNE 30,        DECEMBER 31,
                                                                      2002             2001
                                                                    -------          -------
     RECEIVABLES, NET:
       Unreimbursed costs and accrued profits to be billed          $18,351          $17,868
       Prime U.S. Government contractors and foreign
         governments                                                 10,777           12,294
       U.S. Government                                                1,752            6,642
                                                                    -------          -------
                                                                    $30,880          $36,804
                                                                    =======          =======
     INVENTORIES:
       Raw materials                                                $   995          $   854
       Work in progress                                               1,258            1,465
                                                                    -------          -------
                                                                    $ 2,253          $ 2,319
                                                                    =======          =======


5.   RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Exit or Disposal Activities". SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under Emerging Issues Task Force No. 94-3 ("EITF No. 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 but early application is encouraged. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS 146. Adopting the provisions of SFAS 146 will change, on a prospective basis, the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


6.   GUARANTOR SUBSIDIARY

     The following summarized unaudited condensed consolidating financial information segregates CEI Systems, Inc., the subsidiary which guarantees the Senior Subordinated Notes (the "Guarantor"). The accompanying financial information in the "Guarantor Subsidiary" column reflects the financial position, results of operations and cash flows for the Guarantor for the periods indicated. The Guarantor is a wholly-owned subsidiary of the Company, whose guarantees are full and unconditional. Separate statements of the Guarantor are not presented because management believes that such financial statements would not be material to investors. The financial information related to non-guarantor subsidiaries is not presented as they are collectively immaterial.

     The investments in the Guarantor in the following unaudited condensed consolidating financial information are accounted for under the equity method of accounting. The consolidating eliminations include the elimination of the investment in the Guarantor and elimination of intercompany accounts.

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


     Condensed consolidating balance sheets:


                                                                                      JUNE 30, 2002
                                                               ------------------------------------------------------------
                                                               PARENT          GUARANTOR     CONSOLIDATING     CONSOLIDATED
                                                               COMPANY         SUBSIDIARY     ELIMINATIONS         TOTAL
                                                               -------         ----------     ------------         -----
     ASSETS
     Current assets:
         Cash and cash equivalents                             $   9,890         $ 1,358        $     --         $  11,248
         Other current assets                                     33,316           1,325              --            34,641
         Intercompany receivable                                      --          25,593         (25,593)               --
                                                               ---------         -------        --------         ---------
             Total current assets                                 43,206          28,276         (25,593)           45,889

     Property and equipment, net                                   5,581             589              --             6,170
     Investment in subsidiary                                     19,673              --         (19,673)               --
     Other assets, net                                             9,587              72              --             9,659
                                                               ---------         -------        --------         ---------

             Total assets                                      $  78,047         $28,937        $(45,266)        $  61,718
                                                               =========         =======        ========         =========

     LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
     STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
     Current liabilities:
         Accounts payable and other current liabilities        $  15,031         $ 2,098        $     --         $  17,129
         Intercompany payable                                     25,593              --         (25,593)               --
         Bank borrowings                                          18,940              --              --            18,940
                                                               ---------         -------        --------         ---------
             Total current liabilities                            59,564           2,098         (25,593)           36,069

     Liabilities subject to compromise                           128,801             480              --           129,281
                                                               ---------         -------        --------         ---------
             Total liabilities                                   188,365           2,578         (25,593)          165,350
                                                               ---------         -------        --------         ---------

     Mandatorily redeemable preferred stock                       11,525              --              --            11,525
     Total shareholders' equity (deficit)                       (121,843)         26,359         (19,673)         (115,157)
                                                               ---------         -------        --------         ---------

             Total liabilities, mandatorily redeemable
               preferred stock and shareholders'
               equity (deficit)                                $  78,047         $28,937        $(45,266)        $  61,718
                                                               =========         =======        ========         =========

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


                                                                                     DECEMBER 31, 2001
                                                               -------------------------------------------------------------
                                                                 PARENT        GUARANTOR      CONSOLIDATING     CONSOLIDATED
                                                                COMPANY        SUBSIDIARY      ELIMINATIONS         TOTAL
                                                                -------        ----------      ------------         -----
     ASSETS
     Current assets:
         Cash and cash equivalents                             $   5,175         $ 3,193        $      --         $   8,368
         Other current assets                                     37,480           3,731               --            41,211
         Intercompany receivable                                      --          20,028          (20,028)               --
                                                               ---------         -------        ---------         ---------
          Total current assets                                    42,655          26,952          (20,028)           49,579

     Property and equipment, net                                   6,262             682               --             6,944
     Investment in subsidiary                                     19,673              --          (19,673)               --
     Other assets, net                                            10,121              72               --            10,193
                                                               ---------         -------        ---------         ---------
          Total assets                                         $  78,711         $27,706        $ (39,701)        $  66,716
                                                               =========         =======        =========         =========

     LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
     STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
     Current liabilities:
         Accounts payable and other current liabilities        $  15,109         $ 1,956        $      --         $  17,065
         Intercompany payable                                     20,028              --          (20,028)               --
         Bank borrowings                                          18,900              --               --            18,900
                                                               ---------         -------        ---------         ---------
          Total current liabilities                               54,037           1,956          (20,028)           35,965

     Liabilities subject to compromise                           128,801             480               --           129,281
                                                               ---------         -------        ---------         ---------
          Total liabilities                                      182,838           2,436          (20,028)          165,246
                                                               ---------         -------        ---------         ---------

     Mandatorily redeemable preferred stock                       11,446              --               --            11,446
     Total shareholders' equity (deficit)                       (115,573)         25,270          (19,673)         (109,976)
                                                               ---------         -------        ---------         ---------
          Total liabilities, mandatorily redeemable
           preferred stock and shareholders'
           equity (deficit)                                    $  78,711         $27,706        $ (39,701)        $  66,716
                                                               =========         =======        =========         =========

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


     Condensed consolidating statements of operations:

                                                        SIX MONTHS ENDED JUNE 30, 2002
                                                    ------------------------------------------
                                                    PARENT         GUARANTOR      CONSOLIDATED
                                                    COMPANY        SUBSIDIARY        TOTAL
                                                    --------         -------        --------
     Contract revenues                              $ 34,244         $12,923        $ 47,167
     Contract costs                                   25,875           9,100          34,975
     Selling, general and administrative               8,364           2,003          10,367
     Technology related costs:
       Research and development                          859              78             937
       Amortization of purchased technology              528              --             528
                                                    --------         -------        --------

     Operating income (loss)                          (1,382)          1,742             360

     Reorganization items                             (4,303)             --          (4,303)
     Interest income and other income                     41              44              85
     Interest expense                                 (1,314)             --          (1,314)
                                                    --------         -------        --------

     Income (loss) before income taxes                (6,958)          1,786          (5,172)

     Provision for (benefit of) income taxes            (693)            697               4
                                                    --------         -------        --------

     Net income (loss)                              $ (6,265)        $ 1,089        $ (5,176)
                                                    ========         =======        ========

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


                                                          SIX MONTHS ENDED JUNE 30, 2001
                                                    -----------------------------------------
                                                    PARENT         GUARANTOR     CONSOLIDATED
                                                    COMPANY        SUBSIDIARY        TOTAL
                                                    --------         ------        --------
     Contract revenues                             $ 30,883         $9,143        $ 40,026
     Contract costs                                  31,431          6,065          37,496
     Selling, general and administrative              9,427          1,804          11,231
     Technology related costs:
       Research and development                       1,789            204           1,993
       Amortization of purchased technology             728             --             728
                                                   ========         ======        ========

     Operating income (loss)                        (12,492)         1,070         (11,422)

     Interest income and other income                    64             --              64
     Interest expense                                (8,209)            --          (8,209)
                                                   --------         ------        --------
     Income (loss) before income taxes              (20,637)         1,070         (19,567)

     Provision for income taxes                      11,629            428          12,057
                                                   --------         ------        --------
     Net income (loss)                             $(32,266)        $  642        $(31,624)
                                                   ========         ======        ========

     Condensed consolidating statements of cash flows:

                                                                              SIX MONTHS ENDED JUNE 30, 2002
                                                               ---------------------------------------------------------
                                                               PARENT          GUARANTOR    CONSOLIDATING   CONSOLIDATED
                                                               COMPANY        SUBSIDIARY    ELIMINATIONS        TOTAL
                                                               -------        ----------    ------------        -----
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                        $(6,962)        $ 1,089         $ 697         $ (5,176)
       Adjustments to reconcile net income (loss) to net
         cash provided by (used in) operating activities          6,883           3,366          (697)           9,552
                                                                -------         -------         -----         --------
       Net cash provided by (used in) operating
         activities                                                 (79)          4,455            --            4,376
                                                                -------         -------         -----         --------
       Net cash used in investing activities                      4,754          (6,290)           --           (1,536)
                                                                -------         -------         -----         --------
       Net cash provided by financing activities                     40              --            --               40
                                                                -------         -------         -----         --------
       Net increase (decrease) in cash and cash
         equivalents                                              4,715          (1,835)           --            2,880
       Cash and cash equivalents, beginning of period             5,175           3,193            --            8,368
                                                                -------         -------         -----         --------
       Cash and cash equivalents, end of period                 $ 9,890         $ 1,358         $  --         $ 11,248
                                                                =======         =======         =====         ========

CONDOR SYSTEMS, INC. - DEBTOR IN POSSESSION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
--------------------------------------------------------------------------------


                                                                          SIX MONTHS ENDED JUNE 30, 2001
                                                             ---------------------------------------------------------
                                                               PARENT        GUARANTOR   CONSOLIDATING    CONSOLIDATED
                                                              COMPANY        SUBSIDIARY   ELIMINATIONS        TOTAL
                                                              -------        ----------   ------------        -----
     CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income (loss)                                     $(32,266)        $   642         $  --         $(31,624)
       Adjustments to reconcile net income (loss) to
         net cash used in operating activities                 17,951            (783)           --           17,168
                                                             --------         -------         -----         --------

       Net cash used in operating activities                  (14,315)           (141)           --          (14,456)
                                                             --------         -------         -----         --------

       Net cash provided by (used in)
         investing activities                                     109            (866)          290             (467)
                                                             --------         -------         -----         --------

       Net cash provided by financing activities               11,743              --          (290)          11,453
                                                             --------         -------         -----         --------

       Net decrease in cash and cash equivalents               (2,463)         (1,007)           --           (3,470)
       Cash and cash equivalents, beginning of period           3,778             819            --            4,597
                                                             --------         -------         -----         --------

       Cash and cash equivalents, end of period              $  1,315         $  (188)        $  --         $  1,127
                                                             ========         =======         =====         ========


7.   SUBSEQUENT EVENTS

     EDO Corporation made a non-binding offer in March 2002 to purchase certain of the assets of the Company. The transaction was approved by the Bankruptcy Court and on July 26, 2002, EDO Corporation completed the acquisition for approximately $62 million in cash and the assumption of certain normal employee benefit obligations, certain trade and supplier payables and certain other accrued liabilities, primarily related to contract loss reserves, totaling approximately $23 million. In addition, EDO Corporation assumed approximately $28 million of outstanding letters of credit under the Company's revolving credit facility. The proceeds will be used to settle certain of the Company's outstanding liabilities and the Company will then proceed to wind-up, liquidate and dissolve.

ITEM 7 (b)

        Introduction to Unaudited Pro Forma Combined Financial Statements

The following Unaudited Pro Forma Combined Financial Statements give effect to the acquisition by EDO Corporation ("EDO") of Condor Systems, Inc. and its domestic subsidiary (together, "Condor") to be accounted for as a purchase. The Unaudited Pro Forma Combined Financial Statements are derived from the historical financial statements of EDO and Condor.

The Unaudited Pro Forma Combined Balance Sheet gives effect to the acquisition as if it had occurred on June 29, 2002. The Unaudited Pro Forma Combined Statements of Operations give effect to the acquisition as if it had occurred on January 1, 2001. The pro forma adjustments are based on certain assumptions that management believes are reasonable under the circumstances. The allocation of the purchase price is preliminary and subject to change. The pro forma information is not necessarily indicative of the results that would have been reported had such event actually occurred on the date specified, nor is it intended to project EDO's results of operations or financial position for any future period or date. The information set forth should be read in conjunction with EDO's audited financial statements for the year ended December 31, 2001 included in the Company's Form 10-K Annual Report, EDO's unaudited financial statements for the period ended June 29, 2002 included in the Company's Form 10-Q Quarterly Report and the financial statements of Condor included elsewhere in this Form 8-K/A.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
 (in thousands, except per share amounts)

                                                                 HISTORICAL
                                                    ------------------------------------
                                                     EDO CORPORATION        CONDOR                    PRO FORMA       PRO FORMA
                                                    DECEMBER 31, 2001  DECEMBER 31, 2001  SUBTOTAL  ADJUSTMENTS    DECEMBER 31, 2001
                                                    --------------------------------------------------------------------------------
  Net sales                                                  259,961            78,190     338,151      (1,103)  F          337,048
                                                    -----------------------------------------------------------      ---------------

  Costs and expenses:
    Cost of sales                                            189,733            72,046     261,779      (1,103)  F          261,947
                                                                                                         1,271   J

    Selling, general and administrative                       34,013            21,573      55,586       1,466   G           55,647
                                                                                                        (1,405)  G

    Research and development                                   8,750             3,121      11,871                           11,871
    Write-off of purchased in-process research and
       development and merger-related costs                    1,318                 -       1,318           -                1,318

    Post-retirement curtailment gain                            (929)                         (929)                            (929)

                                                    -----------------------------------------------------------      ---------------
                                                             232,885            96,740     329,625         229              329,854
                                                    -----------------------------------------------------------      ---------------
  Operating earnings (loss)                                   27,076           (18,550)      8,526      (1,332)               7,194

  Non-operating income (expense):
    Interest income                                              915               (86)        829           -                  829

    Interest expense                                          (3,131)          (14,727)    (17,858)     13,456   I           (7,464)
                                                                                                         1,271   J
                                                                                                        (4,333)  H

    Other, net                                                  (971)           (1,846)     (2,817)                          (2,817)
                                                    -----------------------------------------------------------      ---------------
                                                              (3,187)          (16,659)    (19,846)     10,394               (9,452)
                                                    -----------------------------------------------------------      ---------------
  Earnings (loss) before income taxes                         23,889           (35,209)    (11,320)      9,062               (2,258)
  Income tax expense                                          (9,210)          (12,057)    (21,267)     (3,625)  K          (24,892)
                                                    -----------------------------------------------------------      ---------------
  Net earnings (loss)                                         14,679           (47,266)    (32,587)      5,437              (27,150)
                                                    ===========================================================      ===============


Earnings per common share:
  Basic                                                         1.14                                                          (2.14)
  Diluted                                                       1.09                                                          (2.14)

Weighted average common shares:
  Basic                                                       12,776                                                         12,776
  Diluted                                                     14,254                                                         12,776


See accompanying notes to unaudited pro forma combined financial statements

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                 HISTORICAL
                                                        ------------------------------
                                                        EDO CORPORATION     CONDOR                     PROFORMA          PROFORMA
                                                         JUNE 29, 2002   JUNE 29, 2002    SUBTOTAL    ADJUSTMENTS     JUNE 29, 2002
                                                        ---------------  -------------    ---------   ----------- --  -------------
ASSETS
Current assets:
  Cash and cash equivalents                                  178,020         11,248        189,268      (54,900)  B     134,368
  Marketable securities                                          192           --              192         --               192
  Accounts receivable, net                                    89,321         30,880        120,201         --           120,201
  Inventories                                                 22,685          2,253         24,938         --            24,938
  Deferred income tax asset, net                               3,018                         3,018         --             3,018
  Prepayments and other                                        2,710          1,508          4,218         (999)  A       3,219
                                                        --------------   -------------    ---------   -----------     ---------
    Total current assets                                     295,946         45,889        341,835      (62,899)        285,936

Property, plant and equipment, net                            59,745          6,170         65,915         --            65,915

Notes receivable                                               2,809           --            2,809         --             2,809
Cost in excess of fair value of net
  assets acquired, net                                        20,601           --           20,601       29,226   D      49,827


Purchased technology and other intangibles, net                 --            1,617          1,617       (1,617)  E       9,250
                                                                                                          9,250   D

Deferred income tax asset, net                                 3,343                         3,343           --           3,343
Other assets                                                  33,272          8,042         41,314       (7,000)  B      26,349
                                                                                                         (7,965)  A
                                                        --------------   -------------    ---------   -----------     -------------
            Total assets                                     415,716         61,718        477,434      (34,005)        443,429
                                                        ==============   =============    =========   ===========     =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

  Accounts payable and accrued liabilities                    41,688         33,444         75,132      (11,996)  A      68,036
                                                                                                          4,900   C

  Contract advances and deposits                               9,394          1,365         10,759         --            10,759
  Current portion of note payable                                463                           463         --               463
  Other current liabilities                                     --           19,617         19,617      (19,617)  A        --
                                                        --------------   -------------    ---------   -----------     -------------
    Total current liabilities                                 51,545         54,426        105,971      (26,713)         79,258

Long-term debt                                               137,800        110,924        248,724     (110,924)  A     137,800
Deferred income tax liabilities, net                            --             --             --           --              --
Postretirement benefits obligations                           45,057                        45,057         --            45,057
Environmental obligation                                       1,888                         1,888         --             1,888
                                                        --------------   -------------    ---------   -----------     -------------
                                                             236,290        165,350        401,640     (137,637)         264,003
                                                        --------------   -------------    ---------   -----------     -------------
Mandatorily redeemable preferred stock                          --           11,525         11,525      (11,525)  A        --
Shareholders' equity:
  Common shares                                               19,790         51,684         71,474      (51,684)  A      19,790

  Additional paid-in capital                                 145,763          1,991        147,754       (1,991)  A     145,763

  Retained earnings (deficit)                                 49,245        (77,142)       (27,897)      77,142   A      49,245
  Accumulated other comprehensive income                     (13,385)       (90,115)      (103,500)      90,115   A     (13,385)
                                                        --------------   -------------    ---------   -----------     -------------
                                                             201,413       (113,582)        87,831      113,582         201,413
Less: Treasury shares                                         (1,531)                       (1,531)          --          (1,531)
      Unearned ESOP shares                                   (19,167)                      (19,167)          --         (19,167)
      Deferred compensation under long-term
        incentive plan                                          (696)          (228)          (924)         228   A        (696)
      Management group receivables                              (593)        (1,347)        (1,940)       1,347   A        (593)
                                                        --------------   -------------    ---------   -----------     -------------
        Total shareholders' equity                           179,426       (115,157)        64,269      115,157         179,426
                                                        --------------   -------------    ---------   -----------     -------------
        Total liabilities and shareholders' equity           415,716         61,718        477,434      (34,005)        443,429
                                                        ==============   =============    =========   ===========     =============


See accompanying notes to unaudited pro forma combined financial statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
   (in thousands, except per share amounts)

                                                         HISTORICAL
                                               -------------------------------
                                               EDO CORPORATION       CONDOR                    PRO FORMA             PRO FORMA
                                                JUNE 29, 2002    JUNE 29, 2002    SUBTOTAL    ADJUSTMENTS         JUNE 29, 2002
                                               ----------------------------------------------------------------------------------
   Net sales                                          140,628           47,167     187,795       (1,106)F                186,689
                                               ---------------------------------------------------------        -----------------

   Costs and expenses:
      Cost of sales                                   106,846           34,975     141,821       (1,106)F                141,373
                                                                                                    658 J

      Selling, general and administrative              18,341           10,895      29,236          733 G                 29,441
                                                                                                   (528)G

      Research and development                          3,861              937       4,798                                 4,798

                                               ---------------------------------------------------------        -----------------
                                                      129,048           46,807     175,855         (243)                 175,612
                                               ---------------------------------------------------------        -----------------
   Operating earnings (loss)                           11,580              360      11,940         (863)                  11,077

   Non-operating income (expense):
      Interest income                                     772               85         857            -                      857

      Interest expense                                 (2,125)          (1,314)     (3,439)         656 I                 (4,292)
                                                                                                    658 J
                                                                                                 (2,167)H

      Other, net                                            6           (4,303)     (4,297)                               (4,297)
                                               ---------------------------------------------------------        -----------------
                                                       (1,347)          (5,532)     (6,879)        (853)                  (7,732)
                                               ---------------------------------------------------------        -----------------
   Earnings (loss) before income taxes                 10,233           (5,172)      5,061       (1,716)                   3,345
   Income tax expense                                  (4,349)              (4)     (4,353)         686 K                 (3,667)
                                               ---------------------------------------------------------        -----------------
   Net earnings (loss)                                  5,884           (5,176)        708       (1,030)                    (322)
                                               =========================================================        =================


Earnings per common share:
   Basic                                                 0.35                                                              (0.02)
   Diluted                                               0.34                                                              (0.02)

Weighted average common shares:
   Basic                                               17,015                                                             17,015
   Diluted                                             17,343                                                             17,015

See accompanying notes to unaudited pro forma combined financial statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On July 26, 2002 EDO acquired certain assets and assumed certain liabilities of Condor Systems, Inc., in a business combination accounted for as a purchase. Under the purchase agreement, Condor Systems, Inc. received $61.9 million in cash. In addition, EDO incurred acquisition costs estimated at $4.9 million. The following notes explain the pro forma adjustments:


PRO FORMA BALANCE SHEET ADJUSTMENTS

      A) Adjustment to eliminate the assets and liabilities that were not acquired by EDO, as defined in the purchase agreement. This consists principally of debt, deferred debt issuance costs and certain other non-operating assets and liabilities (including litigation and other contractual matters). This adjustment also eliminates the historical equity of Condor Systems, Inc.

      B) Adjustment to record the $61.9 million cash payment for the purchase of Condor Systems, Inc., $7.0 million of which was paid prior to June 29, 2002 and was included in other assets.

      C) Adjustment to record the estimated $4.9 million of transaction related costs related to the purchase of Condor Systems, Inc.

      D) Adjustment to record estimated $29.2 million of cost in excess of fair value of net assets acquired and $ 9.4 million of other intangible assets, offset by the $0.2 million writeoff of purchased in-process R&D. The amortizable intangible assets are comprised of the following:

Purchased Technologies                    8,425       8 year life
Backlog                                     825       2 year life
In-Process R&D                              150
                                          -----
     Estimated intangible valuation       9,400
                                          =====

      E) Adjustment to eliminate Condor Systems, Inc. purchased technology of approximately $1.6 million

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

      F) To eliminate intercompany transactions between EDO and Condor. These transactions consisted principally of contracts under which EDO was a supplier of certain equipment to Condor. Sales were $1.1 million, both for the year ended December 31, 2001 and for the six months ended June 29, 2002.

      G) Adjustment to record the amortization expense related to the amortizable intangible assets acquired and to eliminate the amortization expense of $1.4 million for the year ended December 31, 2001 and $0.5 million for the six months ended June 29, 2002 recorded by Condor Systems, Inc.

      H) Adjustment to record the increased interest expense related to the $61.9 million of cash used in connection with the purchase of Condor.

      I) Adjustment to eliminate interest expense recorded by Condor Systems, Inc. related to debt that was not acquired by EDO.

      J) Adjustment to reclassify standby letter of credit fees from interest expense to cost of sales to conform with EDO presentation.

      K) Adjustment to record the income tax effect of the pro forma adjustments above using a 40% tax rate.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 9, 2002        EDO CORPORATION


                               By:  /s/ Lisa M. Palumbo
                                    -------------------------------------------
                                    Name:  Lisa M. Palumbo
                                    Title: Vice President and General Counsel

                               Index to Exhibits


Exhibit No.                        Description
-----------                        -----------

      23.1        Consent of PricewaterhouseCoopers LLP, Independent Accountants